EXHIBIT 10.1

Execution Version

CREDIT AGREEMENT
dated as of
August 18, 2025,
among
PRIORITY FINANCE SPV, LLC,
as Borrower,
PRIORITY RESIDUAL FINANCE, LLC,
as Holdings,
PRIORITY HOLDINGS, LLC,
as Servicer,
the Lenders from time to time party hereto,
and
VP CAPITAL, L.P.,
as Administrative Agent and Collateral Agent

Table of Contents
Section    Description    Page
Section 1.1.    Definitions    1
Section 1.2.    Interpretation    22
Section 1.3.    Interest Rates    22
SECTION 2.    The Credit    22
Section 2.1.    Delayed Draw Term Loan Facility    22
Section 2.2.    Manner and Disbursement of Loans    23
Section 2.3.    Pro Rata Shares; Availability of Funds    24
Section 2.4.    Defaulting Lenders    24
SECTION 3.    Interest    25
Section 3.1.    Interest    25
Section 3.2.    Conforming Changes    25
Section 3.3.    Alternate Rate of Interest    26
SECTION 4.    Fees, Prepayments, Terminations, Applications, and Capital Adequacy    27
Section 4.1.    Fees    27
Section 4.2.    Voluntary Prepayments    28
Section 4.3.    Mandatory Prepayments    28
Section 4.4.    Terminations of Commitments    28
Section 4.5.    Place and Application of Payments    28
Section 4.6.    Notations    30
Section 4.7.    Ratable Sharing    31
Section 4.8.    [Reserved]    31
Section 4.9.    Compensation for Increased Costs and Taxes    32
Section 4.10.    Taxes; Withholding, Etc.    33
Section 4.11.    Obligation to Mitigate    36
Section 4.12.    Collections    36
SECTION 5.    [Reserved]    36
SECTION 6.    Representations and Warranties    36
Section 6.1.    Organization and Qualification    36
Section 6.2.    Subsidiaries    37
Section 6.3.    Authority and Validity of Obligations    37
Section 6.4.    Use of Proceeds; Margin Stock    37
Section 6.5.    No Indebtedness    37
Section 6.6.    Financial Reports    37
Section 6.7.    No Material Adverse Change    37
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Section 6.8.    Full Disclosure    37
Section 6.9.    Trademarks, Franchises and Licenses    38
Section 6.10.    Governmental Authority and Licensing    38
Section 6.11.    Good Title    38
Section 6.12.    Litigation and Other Controversies    38
Section 6.13.    Taxes    38
Section 6.14.    Approvals    39
Section 6.15.    Affiliate Transactions    39
Section 6.16.    Investment Company    39
Section 6.17.    ERISA    39
Section 6.18.    Compliance with Laws; OFAC    39
Section 6.19.    Other Agreements    39
Section 6.20.    Solvency    39
Section 6.21.    No Default    39
Section 6.22.    Reports    40
Section 6.23.    Material Contracts    40
SECTION 7.    Conditions Precedent    40
Section 7.1.    All Advances    40
Section 7.2.    Closing Date Effectiveness    41
SECTION 8.    Affirmative Covenants.    42
Section 8.1.    Maintenance of Business    43
Section 8.2.    Maintenance of Properties    43
Section 8.3.    Taxes and Assessments    43
Section 8.4.    Financial and Other Reports    43
Section 8.5.    Inspection    44
Section 8.6.    [Reserved]    45
Section 8.7.    SPV Limitations    45
Section 8.8.    Compliance with Laws; OFAC    46
Section 8.9.    Use of Proceeds    47
Section 8.10.    Account Agreements    47
Section 8.11.    Lenders’ Calls    47
SECTION 9.    Negative Covenants    47
Section 9.1.    Borrowings and Guaranty    47
Section 9.2.    Liens    47
Section 9.3.    Sales and Dispositions; Mergers and Consolidations    47
Section 9.4.    Subsidiaries    48
Section 9.5.    Dividends and Certain Other Restricted Payments    48
Section 9.6.    Contracts With Affiliates    48
Section 9.7.    No Changes in Fiscal Year    48
Section 9.8.    Investments    49
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Section 9.9.    Financial Covenants and Collateral Covenants    49
Section 9.10.    [Reserved]    49
Section 9.11.    Redirection Agreement    49
Section 9.12.    Servicing Agreement    49
Section 9.13.    Receivables Financing Generally    49
Section 9.14.    Conduct of Business    50
Section 9.15.    Amendments or Waivers of Organizational Documents    50
Section 9.16.    Permitted Activities of Holdings    50
SECTION 10.    Events of Default and Remedies    50
Section 10.1.    Events of Default    50
Section 10.2.    Non-Bankruptcy Defaults    52
Section 10.3.    Bankruptcy Defaults    52
SECTION 11.    Miscellaneous    53
Section 11.1.    Non-Business Days    53
Section 11.2.    No Waiver, Cumulative Remedies    53
Section 11.3.    Costs and Expenses; Indemnification    53
Section 11.4.    [Reserved]    55
Section 11.5.    Survival of Representations    55
Section 11.6.    Notices    55
Section 11.7.    Construction    55
Section 11.8.    Headings    55
Section 11.9.    Severability of Provisions    55
Section 11.10.    Counterparts    55
Section 11.11.    Binding Nature, Governing Law, Etc    56
Section 11.12.    Submission to Jurisdiction; Waiver of Jury Trial    56
Section 11.13.    USA Patriot Act    56
Section 11.14.    Confidentiality    57
Section 11.15.    Set-Off    57
Section 11.16.    Amendments and Waivers    58
Section 11.17.    Successors and Assigns; Participations    60
Section 11.18.    No Fiduciary Duty    63
Section 11.19.    Obligations Several; Independent Nature of Lenders’ Rights    64
Section 11.20.    Acknowledgment and Consent to Bail-In    64
SECTION 12.    Agents    65
Section 12.1.    Appointment of Agents    65
Section 12.2.    Powers and Duties    66
Section 12.3.    General Immunities    66
Section 12.4.    Administrative Agent Entitled to Act as Lender    67
Section 12.5.    Lenders’ Representations, Warranties and Acknowledgment    67
Section 12.6.    Successor Administrative Agent and Collateral Agent    67
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Section 12.7.    Collateral Documents and Guaranty    69
Section 12.8.    Concerning the Agents.    70

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Appendix I        —    Commitments

Schedule I        —    Material Contracts

Exhibit A        —    Form of Note
Exhibit B        —    Form of Borrowing Base Certificate
Exhibit C        —    Form of Compliance Certificate
Exhibit D        —    Form of Funding Notice
Exhibit E        —    Form of Assignment and Assumption Agreement
Exhibit F        —    Eligibility Criteria
Exhibit G        —    Concentration Limitations
Exhibit H        —    Form of Solvency Certificate
Exhibit I        —    Form of Monthly Report
Exhibits J-1 – J-4    —    Form of U.S. Tax Compliance Certificates

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Credit Agreement
This Credit Agreement is entered into as of August 18, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among Priority Finance SPV, LLC, a Delaware limited liability company (the “Borrower”), Priority Residual Finance, LLC, a Delaware limited liability company (“Holdings”), Priority Holdings, LLC, a Delaware limited liability company (“Priority”), as servicer (in such capacity, the “Servicer”), the Lenders (as hereinafter defined) party hereto from time to time and VP Capital, L.P., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”). All capitalized terms used herein but not otherwise defined shall have the meanings specified in Section 1.1 hereof.

Preliminary Statement
The Borrower has requested that the Lenders provide a delayed draw term loan facility to finance its purchase of certain eligible residual receivables, loan receivables and other assets, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Definitions; Interpretation.
Section 1.1.Definitions. The following terms when used herein shall have the following meanings:
“Account Agreement” is defined in Section 8.10 hereof.
“Account Owner” means each of Priority, as the owner of the Priority Corporate Account, and PPS, as the owner of the PPS Corporate Account.
“Adjusted Term SOFR” means, with respect to any Interest Period, the per annum rate equal to Term SOFR for such Interest Period; provided that, if Adjusted Term SOFR determined as provided above shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” is defined in the introductory paragraph hereof.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent and (c) any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” is defined in Section 4.7 hereof.
“Agreement” is defined in the introductory paragraph hereof.
“Applicable Commitment Fee Percentage” means the rate per annum equal to 1.00%.
“Applicable E-Sign Statutes” is defined in Section 11.10 hereof.
“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such Person is subject.
“Applicable Margin” means the rate per annum equal to 6.25%.
“Applicable Repayment Percentage” means (a) on or prior to the first anniversary of the last day of the Delayed Draw Availability Period, 50%, (b) after the first anniversary but on or prior to the second anniversary of the last day of the Delayed Draw Availability Period, 65% and (c) after the second anniversary of the last day of the Delayed Draw Availability Period, 80%.
“Assignment” is defined in the Sale Agreement.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.
“Assignment Effective Date” is defined in Section 11.17(b) hereof.
“Authorized Representative” means, as applied to any Person (other than a natural person), any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer, secretary or other officer expressly authorized by a resolution or written consent (delivered to the Administrative Agent) to represent such Person in such capacity; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Representative.
“Automatic Reduction” is defined in Section 2.1 hereof.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(e).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current

Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3.
“Benchmark Replacement” means the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Bona Fide Debt Fund” means any bona fide debt fund or investment vehicle of any Direct Competitor or any of its Affiliates that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business.
“Borrower” is defined in the introductory paragraph hereof.
“Borrowing Base” means, as of any date of determination, an amount equal to:
(a)the aggregate of amounts determined with respect to each Eligible ISO Residual Purchase Receivable equal to the lesser of (i) 75% of the Borrower’s cost basis of such Eligible ISO Residual Purchase Receivable and (ii) the product of (x) average amounts received on account of such Eligible ISO Residual Purchase Receivable for the three months most recently ended as of such date multiplied by (y) 75% of the residual multiple of such Eligible ISO Residual Purchase Receivable at the time of acquisition by the Borrower (the “Purchase Receivables Borrowing Base”); plus
(b)the aggregate of amounts determined with respect to each Eligible ISO Loan Receivable and each Eligible ISV Loan Receivable equal to (i) 85% of the aggregate outstanding principal amount of each Eligible ISO Loan Receivable at such time (the “ISO Loan Receivables Borrowing Base”) plus (ii) 75% of the aggregate outstanding principal amount of each Eligible ISV Loan Receivable at such time

(the “ISV Loan Receivable Borrowing Base”, and together with the ISO Loan Receivables Borrowing Base, the “Loan Receivables Borrowing Base”); plus
(c)(i) the aggregate amount of Unrestricted Cash of the Borrower held in the Collection Account at such time minus (ii) the Monthly Interest Amount for the Interest Period then in effect; minus
(d)the portion of the Purchase Receivables Borrowing Base and the Loan Receivables Borrowing Base in excess of the limits set forth in the Concentration Limitations; minus
(e)the amount of all Reserves.
(f)For the avoidance of doubt, the Borrowing Base shall be taken as a whole and not be limited individually by the Purchase Receivables Borrowing Base and the Loan Receivables Borrowing Base with respect to the financing of ISO Residual Purchase Receivables and Loan Receivables.
“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit B.
“Borrowing Base Deficiency” means, as of any date of determination, the aggregate amount, if any, equal to the aggregate unpaid principal amount of the Loans then outstanding in excess of the Borrowing Base as then determined and computed.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Adjusted Term SOFR or any SOFR Loans, the term “Business Day” means any U.S. Government Securities Business Day.
“Capital Lease” means any lease of Property that in accordance with GAAP is required to be capitalized on the balance sheet of the lessee (excluding operating leases required to be reported on the balance sheet as right-of-use assets with corresponding lease liabilities); provided that in no event shall any lease be deemed a capital lease for purposes of this Agreement if such lease would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Accounting Standards Codification Topic 842, Leases.
“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means any of (a) Priority and Permitted Co-Investors shall collectively fail to beneficially (within the meaning of Rule 13(d)-5 of the Exchange Act as in effect on the Closing Date) own and control 100% of the voting and economic interests in the Equity Interests of Holdings, on an as-converted, fully diluted basis, or (b) Holdings shall fail to own and control 100% of the voting and economic interests in the Equity Interests of the Borrower, on an as-converted, fully diluted basis.

“Closing Date” means August 18, 2025.
“Closing Payments Letter” means that certain Closing Payments Letter, dated as of the Closing Date, by the Borrower in favor of the Lenders and the Administrative Agent.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the “Collateral” as defined in the Security Agreement.
“Collateral Agent” is defined in the introductory paragraph hereof.
“Collateral Documents” means the Security Agreement, each Account Agreement and all other security agreements, mortgages, deeds of trust, assignments, financing statements, control agreements and other documents as shall from time to time secure the Obligations or any part thereof.
“Collection Account” means that certain deposit account in the name of the Borrower established at Truist Bank that is to be subject to a first priority, perfected Lien in favor of the Collateral Agent pursuant to an Account Agreement.
“Collections” is defined in the Sale Agreement.
“Commitment” means the commitment of a Lender to make or otherwise fund Loans, and “Commitments” means such Commitments of all Lenders in the aggregate. The amount of each Commitment, if any, is set forth on Appendix I or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate principal amount of the Commitments on the Closing Date is $50,000,000.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Concentration Limitations” means the concentration limitations with respect to the Eligible Receivables and the Borrowing Base set forth on Exhibit G.
“Confidential Information” is defined in Section 11.14 hereof.
“Conforming Changes” means, with respect to the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (after consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Credit Date” means the date of the making of a Loan.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulted Receivable” means any Eligible Receivable as to which any of the following has occurred:
(a)    an Insolvency Event has occurred and is continuing with respect to the related ISO or ISV, as applicable;
(b)    the Servicer has determined that all or any portion of such Receivable has been placed on “non-accrual” status or is “not collectible”, a charge-off has been taken or any or all of the principal amount (or fixed payments with respect to ISO Residual Purchase Receivables) due under such Receivable is reduced or forgiven;
(c)    any portion of a scheduled payment (or fixed payment with respect to ISO Residual Purchase Receivables) remains unpaid for more than 45 days from the original due date for such payment; provided that such Receivable shall cease to be a Defaulted Receivable under this clause (c) to the extent the related ISO or ISV, as applicable, becomes current on such payment and all other past due amounts under such Receivable;
(d)    any pledged collateral of the related ISO or ISV, as applicable, has been foreclosed on by the Servicer in whole or in part;
(e)    the monthly attrition rate (in the case of any Loan Receivables, with respect to the collections received by the applicable ISO or ISV from the underlying Merchant) is greater than 50%, as determined on a year-over-year basis, or on a month-over-month basis; or
(f)    any Underlying Instrument with respect to such Receivable is amended, restructured, modified or waived to extend the time for any payment for more than 45 days from the original due date for such payment.
“Defaulting Lender” means, subject to Section 2.4(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days after the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days after the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Default Ratio” means, as of any date of determination, the ratio (expressed as a percentage) equal to (a) the sum of the outstanding principal balance of all Eligible Loan Receivables and the cost basis of all Eligible ISO Residual Purchase Receivables, in each case, owned by the Borrower that have become Defaulted Receivables as of such date, divided by (b) the sum of the outstanding principal balance of all Eligible Loan Receivables and the cost basis of all Eligible ISO Residual Purchase Receivables, in each case, owned by the Borrower as of such date (including such Eligible Receivables that have become Defaulted Receivables).
“Delayed Draw Availability” is defined in Section 2.1(a) hereof.
“Delayed Draw Availability Period” means the period commencing on the Closing Date and expiring on the earlier of (a) August 18, 2027 and (b) the date of the termination of all of the Commitments pursuant to Section 4.4, Section 10.2 or Section 10.3.
“Delayed Draw Term Loan Facility” is defined in Section 2.1(a) hereof.
“Delinquency Ratio” means, as of any date of determination, the ratio (expressed as a percentage) equal to (a) the sum of the outstanding principal balance of all Eligible Loan Receivables and the cost basis of all Eligible ISO Residual Purchase Receivables, in each case, owned by the Borrower that have become Delinquent Receivables as of such date, divided by (b) the sum of the outstanding principal balance of all Eligible Loan Receivables and the cost basis of all Eligible ISO Residual Purchase Receivables, in each case, owned by the Borrower as of such date (including such Eligible Receivables that have become Delinquent Receivables).
“Delinquent Receivable” means any Eligible Receivable (other than a Defaulted Receivable) as to which any of the following has occurred:

(a)     any portion of a scheduled payment (or fixed payment with respect to ISO Residual Purchase Receivables) remains unpaid for more than 30 days from the original due date for such payment; or
(b)     the monthly attrition rate (measured, in the case of any Loan Receivables, with respect to the collections received by the applicable ISO or ISV from the underlying Merchant) is greater than 30%, as determined on a year-over-year basis, or on a month-over-month basis.
“Direct Competitor” means any Person primarily engaged in one or more lines of business substantially similar to one or more lines of business conducted by Priority and its subsidiaries in the ordinary course of business from time to time.
“Disqualified Institution” means, unless otherwise consented to in writing by the Borrower in its sole discretion, those Persons that are (i) Priority Competitors (provided that, if any Specified Event of Default exists, the Borrower will be deemed to have given consent if the Borrower has not responded within 10 Business Days after the delivery of any request for such consent) and (ii) so long as no Specified Event of Default exists, those banks, financial institutions and other Persons that are separately identified by name in writing by the Borrower to the Administrative Agent on or before the Closing Date and any of their Affiliates that are separately identified by name in writing by the Borrower to the Administrative Agent or that are clearly identifiable as Affiliates solely on the basis of such Affiliate’s name; provided that any such additional Disqualified Institutions shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest with respect to the Loans.
“Dollars” or “$” means lawful money of the United States.
“E-Sign” means the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.
“Electronic Record” means both “Record” and “Electronic Record”, both as defined in E-Sign, and shall include, but not be limited to, recorded telephone conversations, fax copies or electronic transmissions.
“Electronic Signature” has the meaning set forth in E-Sign.
“Eligible Assignee” means any Person (other than a natural person) that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that no Defaulting Lender, Disqualified Institution, Obligor or Affiliate of any Obligor shall be an Eligible Assignee.
“Eligible ISO Loan Receivables” means, as of any date of determination, ISO Loan Receivables acquired by the Borrower from time to time that satisfy the applicable criteria set forth on Exhibit F.
“Eligible ISO Residual Purchase Receivables” means, as of any date of determination, ISO Residual Purchase Receivables acquired by the Borrower from time to time that satisfy the applicable criteria set forth on Exhibit F.

“Eligible ISV Loan Receivables” means, as of any date of determination, ISV Loan Receivables acquired by the Borrower from time to time that satisfy the applicable criteria set forth on Exhibit F.
“Eligible Loan Receivables” means, as of any date of determination, collectively, the Eligible ISO Loan Receivables and the Eligible ISV Loan Receivables.
“Eligible Receivables” means, as of any date of determination, collectively, the Eligible ISO Residual Purchase Receivables, the Eligible ISO Loan Receivables and the Eligible ISV Loan Receivables.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its respective ERISA Affiliates.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“ERISA Affiliate” means, as applied to any Loan Party, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Loan Party is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Loan Party is a member; and (c) any entity required to be aggregated with any Loan Party pursuant to Section 414(m) or (o) of the Code.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under

Section 4041A or 4042 of ERISA; or (h) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.
“Event of Default” means any event or condition identified as such in Section 10.1 hereof.
“Excess Spread Ratio” means, as of any date of determination, the ratio equal to (a) the aggregate amount of cash Collections received in the Collection Account with respect to Eligible Receivables during the calendar month ending on such date to (b) the aggregate amount of the Servicing Fee plus all interest, fees, expenses, premiums, principal (including with respect to any Borrowing Base Deficiency) and other Obligations paid on the Interest Payment Date immediately preceding such date. For the avoidance of doubt, to the extent there is any Negative True-Up Amount (as defined in the Redirection Agreement) for any month, clause (a) of this definition will be calculated to reflect such Negative True-Up Amount (and the actual aggregate amount of cash Collections received during such month).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 4.10(c) and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Financial Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, controller or other similar officer of such Person.
“Floor” means the rate per annum equal to 2.00%.
“Funding Notice” means a notice substantially in the form of Exhibit D.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee Agreement” means that certain Guaranty, dated as of the Closing Date, by and among the Guarantors, the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties.
“Guarantors” means the collective reference to Holdings and the Subsidiary Guarantors.
“Guaranty” means the guaranty of the Guarantors pursuant to the Guarantee Agreement.
“Indebtedness” means, for any Person (without duplication), (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than any such obligations incurred under ERISA and any trade accounts payable arising in the ordinary course of business that are not more than six months past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, and whether or not brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make extensions of Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or the Limited Guarantee Agreement)).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” is defined in Section 11.3(b) hereof.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable Debtor Relief Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law; or (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property; or (d) the making by such Person of any general assignment for the benefit of creditors; or (e) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Interest Payment Date” means (a) the Business Day of each calendar month that is two Business Days after the Reporting Date for such calendar month and (b) the Maturity Date.
“Interest Period” means, with respect to each Loan, (a) initially, the period from and including the Closing Date to but excluding August 31, 2025 and (b) thereafter, each successive one-month period from and including the day on which the immediately preceding Interest Period expires to but excluding the last day of each respective calendar month; provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; and
(b)no Interest Period shall extend beyond the Maturity Date.
“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Borrower or any other Loan Party); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value by any subsidiary of Holdings from any Person (other than the Borrower or any other Loan Party) of any Equity Interests of such Person; (iii) any direct or indirect loan, advance or capital contributions by Holdings or any of its subsidiaries to any other Person (other than Holdings, the Borrower or any other Loan Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; (iv) all investments consisting of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes or otherwise; and (v) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.
“IRS” means the United States Internal Revenue Service.
“ISO” means an independent sales organization or third party reseller engaged in the business of providing services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and/or debit card transactions related to the payment industry.
“ISO Loan Receivables” means receivables and other payment rights owed by any ISO with respect to ISO Loans.

“ISO Loans” means loans and advances for borrowed money made to any ISO that are secured by contractual residual payments due to such ISO based on the processing volume of certain Merchant portfolios.
“ISO Residual Purchase Receivables” means receivables and other payments rights purchased from any ISO with respect to contractual residual payments, ACH fees and other payments due to such ISO based on the processing volume of certain Merchant portfolios.
“ISV” means an independent software vendor engaged in the business of providing services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and/or debit card transactions related to the payment industry.
“ISV Loan Receivables” means receivables and other payment rights owed by any ISV with respect to ISV Loans.
“ISV Loans” means loans and advances for borrowed money made to any ISV that are secured by recurring net revenue due to such ISV in connection with processing certain Merchant portfolios.
“Key Person Event” means the death, incapacitation or resignation of employment from the Servicer of or by both Key Persons and the Servicer’s failure to provide a substitute or replacement for both Key Persons (which may be one person that fulfills both roles) who is reasonably satisfactory to the Requisite Lenders within 120 days after the occurrence thereof.
“Key Persons” means each of Thomas Priore and Timothy O’Leary.
“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lender Parties” is defined in Section 11.18 hereof.
“Lien” means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Limited Guarantee Agreement” means that certain Limited Guarantee Agreement, dated as of the Closing Date, between the Limited Guarantor and the Collateral Agent, for the benefit of the Secured Parties.
“Limited Guarantor” means Priority.
“Liquidity” means, as of any date of determination, the aggregate amount of Unrestricted Cash held in the Collection Account at such time.
“Loan” and “Loans” are defined in Section 2.1 hereof.
“Loan Documents” means this Agreement, the Servicing Agreement, the Redirection Agreement, the Sale Agreement, the Guarantee Agreement, the Closing Payments Letter, the Notes (if any), the Limited Guarantee Agreement, the Collateral Documents and each other agreement, instrument, certificate, notice or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Parties” means, collectively, Holdings, the Borrower and any Subsidiary Guarantor.
“Loan Receivables” means, collectively, ISO Loan Receivables and ISV Loan Receivables.
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of any Loan Party or the Borrower and the Guarantors taken as a whole, (b) a material impairment of, or material adverse effect upon, the ability of any Obligor to fully and timely perform its obligations under any Loan Document, (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party or the rights, remedies and benefits, taken as a whole, of any Agent, any Lender or any other Secured Party thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document, or (d) the issuance or entering of a stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against the Borrower or the Servicer that has a material adverse impact on such Person’s right or ability to hold, own, purchase, sell, pledge, service or enforce Eligible Receivables, which is not resolved, stayed, vacated or discharged within 30 days after being rendered.
“Material Contract” means any contractual obligation of any Loan Party, any subsidiary of a Loan Party, or any Originator as it relates to Eligible Receivables as to which the breach, nonperformance or termination (without contemporaneous replacement) thereof could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means (a) August 18, 2031 or (b) such earlier date on which the Loans are accelerated pursuant to Section 10.2 or 10.3 hereof.
“Merchant” means any merchant that enters into a merchant agreement with any Originator that provides for credit card and/or debit card transaction processing and related services pursuant to one or more Visa, MasterCard, American Express or Discover card systems (including services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and/or debit card transactions).
“Monthly Interest Amount” means, as of any date of determination with respect to any Interest Period, (i) the sum of Adjusted Term SOFR for such Interest Period then in effect plus the Applicable Margin multiplied by (ii) the aggregate amount of the outstanding Loans as of such date of determination divided by (iii) 12.
“Monthly Report” means the monthly report delivered by the Borrower to the Administrative Agent (who shall provide such report to the Lenders) substantially in the form of Exhibit I or such other form as the Administrative Agent and the Borrower may agree.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Note” means a promissory note substantially in the form of Exhibit A hereto.
“Obligations” means, collectively, (a) in the case of the Borrower, all obligations of the Borrower under the Loan Documents to pay the principal of and interest (including default interest) on the Loans and all fees, indemnification payments, premiums (including the Prepayment Premium) and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties or any of them under the Loan Documents, (b) in the case of the

Guarantors, all obligations of the Guarantors in respect of the Guaranty and all other obligations of the Guarantors under the Loan Documents (including the Prepayment Premium), (c) all obligations of the Obligors owing to the Secured Parties or any of them hereunder or under any other Loan Document and (d) in the case of each of the foregoing, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Borrower under Debtor Relief Laws or any other bankruptcy or insolvency law (whether or not such interest or expenses are enforceable, allowed or allowable as a claim in whole or in part in such case).
“Obligors” means, collectively, the Loan Parties, the Limited Guarantor and the Servicer.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Event” means the event specified in Section 8.8(b) hereof.
“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including, without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the USA Patriot Act), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws (or similar documents), (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement (or similar documents), (iii) with respect to any general partnership, its partnership agreement (or similar documents), (iv) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement (or similar documents), and (v) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Originators” means, collectively, (i) Priority, (ii) PPS and (iii) any other Person from time to time party to the Sale Agreement as an “Originator” thereunder.
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” is defined in Section 11.17(g)(i) hereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.
“Permitted Co-Investor” means any Person that is (i) an employee, manager or director of PRTH or any of its Affiliates, (ii) a private equity or family office fund with at least $500,000,000 of assets under management or (iii) any other investor approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender for comparable asset-based lending transactions) of reasonable business judgment.
“Permitted Liens” means (i) Liens granted in favor of the Collateral Agent pursuant to the Collateral Documents; (ii) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien), if in each case under this clause (ii) adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; and (iii) non-consensual Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution.
“Permitted Receivables Financing” means any financing incurred by the Borrower or by any of its Affiliates of any ISO Residual Purchase Receivables, Loan Receivables or similar assets acquired by the Borrower or its Affiliates (including the Originators) so long as (a) either (i) no Commitments (including Incremental Commitments) are available to be drawn hereunder or (ii) such financed ISO Residual Purchase Receivables, Loan Receivables or other assets would not constitute Eligible Receivables and (b) the Borrower or such Affiliate has first offered the Lenders the right to finance such ISO Residual Purchase Receivables, Loan Receivables or other assets under the terms of this Agreement and has provided at least a 15-Business Day evaluation and response period for the Lenders to obtain internal credit approval for such financing; provided that, for the avoidance of doubt, no evaluation period shall be required for requests for Loans during the Delayed Draw Availability Period that satisfy the conditions in Section 7.1.
“Permitted Sale” means any sale of an Eligible Receivable by the Borrower that satisfies the requirements set forth in Section 9.3(a)(i) and the notice and certification requirements set forth in Section 12.7(c).
“Person” means any individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or other entity or organization, including a government or agency or political subdivision thereof.
“Portfolio” means, as of any date of determination, collectively, all Eligible Receivables the Borrower has acquired as of such date of determination that have not been sold or liquidated.
“PPS” means Priority Payment Systems LLC, a Georgia limited liability company.

“PPS Corporate Account” means the “Synovus Corporate Account” as defined in the Redirection Agreement.
“Prepayment Premium” means a prepayment premium equal to (a) 2.00% of the principal of the Loans repaid and/or the amount of the Commitments terminated, as the case may be, if such Prepayment Premium Trigger Event occurs on or prior to the second anniversary of the Closing Date and (b) 1.00% of the amount of the principal of the Loans repaid and/or the amount of the Commitments terminated, as the case may be, if such Prepayment Premium Trigger Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.
“Prepayment Premium Trigger Event” means the occurrence of (i) any prepayment of all or any portion of the principal of the Loans pursuant to Section 4.2, (ii) any termination of all or any portion of the Commitments pursuant to the Automatic Reduction contained in Section 2.1(a) or pursuant to Section 4.4, 10.2 or 10.3 or otherwise, (iii) all or any portion of the principal of the Loans is accelerated or otherwise becomes due prior to maturity (including, without limitation, automatic acceleration upon an Event of Default under Section 10.1(k) or (l) or operation of law upon the occurrence of a bankruptcy or insolvency event) or (iv) all or any portion of the principal of the Loans is satisfied or released by foreclosure (whether by power of judicial proceeding, by deed in lieu of foreclosure or by any other means) or is otherwise paid as a result of any enforcement of remedies pursuant to Section 10.2 or 10.3.
“Priority” is defined in the introductory paragraph hereof.
“Priority Competitor” means those Persons that are Direct Competitors (other than Bona Fide Debt Funds) of Priority or its subsidiaries that are separately identified by name in writing by the Borrower to the Administrative Agent on or before the Closing Date (or after the Closing Date from time to time with the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed) and any of their Affiliates (other than Bona Fide Debt Funds) that are separately identified by name in writing by the Borrower to the Administrative Agent or that are clearly identifiable as Affiliates solely on the basis of such Affiliate’s name; provided that any such additional Priority Competitors shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest with respect to the Loans.
“Priority Corporate Account” means the “Truist Corporate Account” as defined in the Redirection Agreement.
“Priority Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of May 16, 2024 (as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time), by and among Priority, as borrower, the other credit parties party thereto from time to time, the lenders party thereto from time to time and Truist Bank, as administrative agent and collateral agent.
“Priority of Payments” means the applicable priority of payments set forth in Section 4.5(a), (b) or (c) hereof.
“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Commitment or the Loans of any Lender, the percentage obtained by dividing (a) the Commitment (or, if the Commitments have been terminated, the aggregate principal amount of Loans) of that Lender by (b) the aggregate Commitments (or, if the Commitments have been terminated, the aggregate principal amount of Loans) of all Lenders.

“Proceeds” means all Collections and other amounts received by the Borrower with respect to any Eligible Receivables or any other Collateral included in the Portfolio, and all amounts otherwise on deposit in the Collection Account.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“PRTH” means Priority Technology Holdings, Inc., a Delaware corporation.
“Receivables” means, collectively, ISO Residual Purchase Receivables and Loan Receivables.
“Redirection Agreement” means that certain Redirection Agreement, dated as of the Closing Date, by and among the Borrower, the Servicer, the Account Owners and the Administrative Agent.
“Register” is defined in Section 4.6(b) hereof.
“Related Assets” is defined in the Sale Agreement.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Relevant Governmental Body” means the Board of Governors and/or Board of Governors of the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors and/or Board of Governors of the Federal Reserve Bank of New York, or any successor thereto.
“Reporting Date” means the 20th day of each calendar month, commencing in September 2025.
“Requisite Lenders” means one or more Lenders (other than Defaulting Lenders) having or holding a Commitment or Loans representing more than 50% of the aggregate Commitments or Loans of all Lenders (other than Defaulting Lenders).
“Reserves” means, as of any date of determination and without duplication of items that are otherwise addressed or excluded through the eligibility criteria and the concentration limitations, reserves and adjustments in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall from time to time deem necessary or appropriate in order to reflect, among others, (a) the impediments to the Collateral Agent’s ability to enforce, collect or realize upon the Eligible Receivables in accordance with the Loan Documents or (b) amounts for which claims may be reasonably expected to be asserted against the Eligible Receivables, the Agents or the Lenders; provided that (i) on the Closing Date, no Reserves have been established by the Administrative Agent, (ii) the Administrative Agent shall provide at least 30 days’ notice before establishing any Reserves, (iii) the Administrative Agent shall promptly remove any Reserve once the Administrative Agent determines in its Permitted Discretion that such Reserve is no longer necessary and (iv) the amount of any Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve.
“RSM Report” means that certain report prepared by RSM in connection with the Boom Commerce acquisition.

“Sale Agreement” means that certain Sale Agreement, dated as of the Closing Date, by and among the Originators, the Servicer and the Borrower.
“Secured Parties” means, collectively, the Agents, the Lenders, the Indemnitees, any other holder from time to time of any of the Obligations and, in each case, their respective successors and assigns.
“Securities” means any Equity Interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, by and among the Borrower, the Guarantors and the Collateral Agent, for the benefit of the Secured Parties.
“Servicer” is defined in the introductory paragraph hereof.
“Servicer Default” is defined in the Servicing Agreement.
“Servicing Agreement” means that certain Servicing Agreement, dated as of the Closing Date, between the Borrower and the Servicer.
“Servicing Fee” is defined in the Servicing Agreement.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan bearing interest at a rate determined by reference to Adjusted Term SOFR.
“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Holdings substantially in the form of Exhibit H.
“Solvent” means, with respect to any Person, that as of the date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, both (i) (a) the sum of such Person’s liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in its projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Specified Event of Default” means an Event of Default under Section 10.1(a), Section 10.1(b), Section 10.1(k) or Section 10.1(l).
“Subsidiary Guarantor” means each existing or subsequently acquired or organized direct or indirect subsidiary of the Borrower.
“Tangible Net Worth” means, as of any date of determination, the book value of the equity of the Borrower as of such date as shown on the most recently delivered financial statements of the Borrower hereunder, minus, without duplication, the sum of any amounts attributable to (i) goodwill and (ii) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses (except prepaid expenses).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, with respect to any Interest Period, the Term SOFR Reference Rate for a one-month tenor on the day (such day, the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for a one-month tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“UCC” means the Uniform Commercial Code as in effect from time to time in each applicable state relating to the creation, perfection, priority, validity and/or enforcement of security interests.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Underlying Instruments” means (a) with respect to any ISO Residual Purchase Receivable, (i) the agreement evidencing the payment obligation owed to the applicable ISO pursuant to which such ISO Residual Purchase Receivable has been created, together with all riders thereto and amendments thereof, and (ii) each other agreement that governs the terms of or secures the obligations represented by such ISO Residual Purchase Receivable or of which the holders of such ISO Residual Purchase Receivable are the beneficiaries and (b) with respect to any Loan Receivable, (i) the loan agreement, promissory note or other agreement evidencing the indebtedness of the applicable ISO or ISV pursuant to which such Loan Receivable has been issued or created, together with all riders thereto and amendments thereof, and (ii) each other agreement that governs the terms of or secures the obligations represented by such Loan Receivable or of which the holders of such Loan Receivable are the beneficiaries.
“Unrestricted Cash” means, as of any date of determination, the aggregate amount of Cash held in bank accounts of any Loan Party that are subject to Account Agreements to the extent that the use of such Cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement (including, with respect to Cash held in a bank account of any subsidiary Guarantor, that such subsidiary Guarantor is not subject to any restriction on its ability to distribute such Cash to the Borrower), and such Cash is free and clear of all Liens (other than Liens in favor of the Collateral Agent and any non-consensual statutory Liens in favor of banks (including rights of set-off)) and is not “restricted” for purposes of GAAP.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (signed into law October 26, 2001).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 4.10(c) hereof.
Section 1.2.Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All references to time of day herein are references to New York City time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. Unless the context requires otherwise any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement or any other Loan Document).
Section 1.3.Interest Rates. Upon the occurrence of a Benchmark Transition Event, Section 3.3(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.3(d), of any change to the reference rate upon which the interest rate on SOFR Loans is based. However, the Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.The Credit.
Section 2.1.Delayed Draw Term Loan Facility.
(a)Subject to the terms and conditions hereof, the Lenders severally agree to extend delayed draw term loans (the “Delayed Draw Term Loan Facility”) to the Borrower, which may be availed of by the Borrower from time to time during the Delayed Draw Availability Period (provided that no more than two Loans shall be made per calendar month unless otherwise agreed by the Administrative Agent), at the end of which Delayed Draw Availability Period the Commitments of the Lenders to extend credit under the Delayed Draw Term Loan Facility shall expire. The Delayed Draw Term Loan Facility may be utilized by the Borrower in the form of loans (individually, a “Loan” and, collectively, the “Loans”), and each Lender severally agrees to make Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment; provided that the availability under the Delayed Draw Term Loan Facility shall not exceed the lesser of (i) the unused Commitments and (ii) the Borrowing Base as then determined and computed minus the aggregate principal amount of all outstanding Loans (the “Delayed Draw Availability”). The Commitments shall be reduced on a pro rata basis by the amount of each Loan that is made, and to the extent not terminated earlier as provided under this Agreement, (i) the Commitments shall be automatically reduced by 50% of the then unfunded Commitments if less than $25,000,000 of Commitments in the aggregate have been drawn on or prior to the one year anniversary of the Closing Date (such reduction of Commitments, the “Automatic Reduction”) and (ii) the Commitments shall expire in full on the last day of the Delayed Draw Availability Period.
(b)The Borrower may repay Loans but may not borrow or reborrow any Loans. All Obligations and all other amounts owed hereunder with respect to the Loans and the Commitments shall mature and become due and payable in full in cash on the Maturity Date.
(c)After the Closing Date, the Borrower may request, by written notice to the Administrative Agent and the Lenders, the increase of the Commitments by an aggregate increase amount not to exceed $75,000,000 (such that the aggregate Commitments provided since the Closing Date may equal, but shall not exceed, $125,000,000) (collectively, the “Incremental Facility”), to be provided solely by the existing Lenders and Affiliates thereof, and the Lenders may agree in writing, in their sole and absolute discretion, to establish such Incremental Facility; provided that (i) the Incremental Facility contemplated under this Section 2.1(c) is uncommitted, there is no express or implied commitment on the part of any Lender to agree to provide any Incremental Facility, and no existing Lender or Affiliate thereof shall have any obligation to provide any Incremental Facility; and (ii) the terms and conditions of any Incremental Facility and the incremental Loans to be made thereunder shall be governed by this Agreement and the other Loan Documents and shall be identical to those of the existing Commitments and Loans, except as otherwise determined by the Administrative Agent and the Lenders providing such Incremental Facility.
Section 2.2.Manner and Disbursement of Loans.
(a)Loans shall be made in an aggregate minimum amount of $1,000,000.

(b)Subject to Section 7.1, the Borrower shall deliver to the Administrative Agent and the Lenders a fully executed Funding Notice (which notice shall be irrevocable once given) and a copy of the related preliminary list of Related Assets by no later than 1:00 p.m. (New York City time) on the date that is two Business Days (or such shorter time period agreed upon by 100% of the Lenders) before the requested Credit Date; provided that (i) the Borrower shall use its best efforts to provide the Administrative Agent with a reasonable estimate of the expected requested Loan amount on the date that is not less than 10 Business Days before the required Credit Date and (ii) if such Credit Date is the Closing Date, such Funding Notice and related preliminary list of Related Assets may be delivered by the Borrower within a shorter time period as may be agreed by the Lenders and the Administrative Agent. The Borrower shall not deliver more than two Funding Notices in any calendar month unless otherwise agreed by the Administrative Agent. The Borrower agrees that the Administrative Agent may rely upon any Funding Notice given by any person the Administrative Agent in good faith believes is an Authorized Representative of the Borrower without the necessity of independent investigation. Notwithstanding the foregoing, no Loans shall be required to be made by the Lenders during the continuance of an Event of Default.
(c)Each Lender shall make the amount of its Loan available to an account as directed by the Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to the account of the Administrative Agent at such place as the Administrative Agent may specify. Except as provided herein, upon the satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account set forth in the Funding Notice or as otherwise agreed upon by the Borrower and the Administrative Agent.
Section 2.3.Pro Rata Shares; Availability of Funds.
(a)All Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
(b)In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Credit Date, the relevant Lender(s) who failed to timely fund such Loan shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If the Administrative Agent funds the corresponding amount and such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
Section 2.4.Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Any payment of principal, interest, fees or other amounts received by the Administrative Agent, with respect to the Loans, for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent, with respect to the Loans, from a Defaulting Lender pursuant to Section 11.15 shall be applied at such time or times as may be determined by the Administrative Agent, with respect to the Loans, as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.4(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 4.1(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(iii)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders”.
(b)If the Borrower and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 3.Interest.
Section 3.1.Interest Payments. The Borrower shall pay interest at the rate per annum equal to Adjusted Term SOFR for the Interest Period in effect for such Loan plus the Applicable Margin on the outstanding principal balance of the Loans; provided that if the Loans or any part thereof are not paid in cash when due (whether by lapse of time, acceleration, or otherwise), or during the continuation of any other Event of Default, the Loans and all other Obligations hereunder shall (i) automatically, with respect to any Specified Event of Default, or (ii) at the written request of the Requisite Lenders, with respect to any other Event of Default, bear interest until payment in full thereof or until the discontinuation of the other applicable Event(s) of Default at the rate per annum determined by adding 2.00% per annum to the interest rate that would otherwise be applicable thereto. Interest on the Loans shall be payable on each Interest Payment Date in accordance with the Priority of Payments, and interest as increased by the proviso in the preceding sentence shall be due and payable upon demand. Interest and fees on the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed. Interest hereunder shall be due and payable in accordance with the terms hereof before and after the commencement of any insolvency proceeding of the Borrower or any other Obligor.
Section 3.2.Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent in consultation with the Borrower will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 3.3.Alternate Rate of Interest.
(a)Alternate Rate of Interest. Subject to clauses (b), (c), (d) and (e) of this Section 3.3:
(i)if the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a SOFR Loan, that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR or Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or
(ii)if the Administrative Agent is advised by the Requisite Lenders that prior to the commencement of any Interest Period for a SOFR Loan, Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such SOFR Loan for such Interest Period;
(iii)then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in accordance with Section 11.6 as promptly as practicable thereafter.
(b)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.
(c)Benchmark Replacement Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right in consultation with the Borrower to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)Notice; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 3.3. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3.
(e)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement) (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent in consultation with the Borrower may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent in consultation with the Borrower may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
Section 4.Fees, Prepayments, Terminations, Applications, and Capital Adequacy.
Section 4.1.Fees.
(a)Fees. The Borrower shall pay to each Lender and the Administrative Agent the fees set forth in the Closing Payments Letter in the amounts and at the times as set forth therein.
(b)Prepayment Premium. Upon the occurrence of a Prepayment Premium Trigger Event, the Borrower shall pay the Prepayment Premium to the Administrative Agent (for the ratable account of the Lenders) in connection with and on the date of any such Prepayment Premium Trigger Event. If the Loans are accelerated or the Commitments are terminated prior to the Maturity Date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the Prepayment Premium (if any) in effect on the date of such acceleration or such other prior date, as if such acceleration or other occurrence were a prepayment of the Loans or a termination of the Commitments. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium (if any) applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender, and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.
(c)Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender, unused commitment fees with respect to the Delayed Draw Availability Period equal to (A) the average of the daily difference between (1) the Commitments and (2) the aggregate principal amount of all outstanding Loans, multiplied by (B) the Applicable Commitment Fee Percentage. All fees referred to in this Section 4.1(c) shall be paid to the Administrative Agent at its principal office and, upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof. All fees referred to in this Section 4.1(c) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on each Interest Payment Date during the Delayed Draw Availability Period and on the first Interest Payment Date after the end of the Delayed Draw Availability Period.
Section 4.2.Voluntary Prepayments. The Borrower shall have the privilege of prepaying in whole or in part the Loans on any Interest Payment Date (or, in connection with a repayment of the Loans and a termination of the Commitments in full, on any date) upon written notice to the Administrative Agent prior to 5:00 p.m. (New York City time) on the date that is three Business Days prior to such Interest Payment Date; provided that no such notice shall be required in connection with a prepayment of the Loans and a termination of the Commitments in full. Each such prepayment shall be made together with all accrued interest thereon to the date of prepayment and the Prepayment Premium (if applicable) as set forth in Section 4.1(b).
Section 4.3.Mandatory Prepayments. The Borrower covenants and agrees that if at any time a Borrowing Base Deficiency occurs, the Borrower shall within two Business Days thereafter and without notice or demand prepay the Loans in the amount of such excess, for the ratable benefit of the Lenders, as and for a mandatory prepayment on such obligations. For the avoidance of doubt, the mandatory prepayment in this Section 4.3 shall not be subject to the Prepayment Premium.
Section 4.4.Terminations of Commitments. The Borrower may voluntarily terminate the Commitments in whole or in part at any time upon three Business Days’ written notice to the Administrative Agent (which notice the Administrative Agent will promptly transmit to each Lender). The Commitments shall (i) be automatically terminated in full in connection with the occurrence of any Event of Default described under Section 10.1(k) or (l) with respect to the Borrower, (ii) be terminated in full at the election of the Requisite Lenders in connection with the occurrence and continuance of any other Event of Default, and (iii) be terminated in any other manner to the extent provided for herein. In connection with any termination of the Commitments in whole or in part pursuant to this Section 4.4, the Borrower shall pay to the Administrative Agent (for the ratable account of the Lenders) the Prepayment Premium (if applicable) as set forth in Section 4.1(b). Any partial termination of the Commitments pursuant to this Section 4.4 shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof and may not be reinstated.
Section 4.5.Place and Application of Payments; Priority of Payments.
(a)So long as no Event of Default has occurred and is continuing, on each Interest Payment Date during the Delayed Draw Availability Period, the Servicer shall distribute all available amounts in the Collections Account in accordance with the calculations set forth in the applicable Monthly Report in the following order of priority:
(i)first, to pay the Servicer for the Servicing Fee;
(ii)second, to pay amounts due and owing to the Administrative Agent and the Collateral Agent;
(iii)third, to pay to the Administrative Agent, for distribution to each Lender on a pro rata and pari passu basis, all amounts due and owing to the Lenders other than principal, including any accrued and unpaid interest due and owing in respect of the Loans (including any default rate interest and any interest accrued on the Loans with respect to any prior Interest Period to the extent not paid on a prior Interest Payment Date), premiums (including any Prepayment Premium), unused commitment fees, out-of-pocket expenses, indemnities and increased costs;
(iv)fourth, if any Borrowing Base Deficiency exists, to prepay the outstanding principal of the Loans in the amount of the Borrowing Base Deficiency;
(v)fifth, to retain in the Collections Account the Monthly Interest Amount as of such Interest Payment Date; and
(vi)sixth, any remaining amounts to the Borrower.
(b)So long as no Event of Default has occurred and is continuing, on each Interest Payment Date after the Delayed Draw Availability Period (including the Maturity Date), the Servicer shall distribute all available amounts in the Collections Account in accordance with the calculations set forth in the applicable Monthly Report in the following order of priority:
(i)first, to pay the Servicer for the Servicing Fee;
(ii)second, to pay amounts due and owing to the Administrative Agent and the Collateral Agent;
(iii)third, to pay to the Administrative Agent, for distribution to each Lender on a pro rata and pari passu basis, all amounts due and owing to the Lenders other than principal, including any accrued and unpaid interest due and owing in respect of the Loans (including any default rate interest and any interest accrued on the Loans with respect to any prior Interest Period to the extent not paid on a prior Interest Payment Date), premiums (including any Prepayment Premium), unused commitment fees, out-of-pocket expenses, indemnities and increased costs;
(iv)fourth, if any Borrowing Base Deficiency exists, to prepay the outstanding principal of the Loans in the amount of the Borrowing Base Deficiency;
(v)fifth, to pay to the Administrative Agent, for distribution to each Lender on a pro rata and pari passu basis, the outstanding principal balance of the Loans in an amount equal to (A) if the outstanding principal balance of the Loans at such time is greater than $12,500,000, the Applicable Repayment Percentage of the outstanding principal balance of the Loans and (B) if the outstanding principal balance of the Loans at such time is less than or equal to $12,500,000, 100% of the outstanding principal balance of the Loans until reduced to zero and the Obligations are paid in full; and
(vi)sixth, any remaining amounts to the Borrower.
(c)Upon the occurrence and during the continuation of any Event of Default hereunder, on (x) each Interest Payment Date and (y) any other Business Day at the request of the Administrative Agent, the Servicer (or, following its assumption of control of the Collection Account, the Administrative Agent) shall distribute all available amounts in the Collections Account in accordance with the calculations set forth in the applicable Monthly Report (or, in the case of any other Business Day under clause (y), as otherwise calculated by the Administrative Agent) in the following order of priority:
(i)first, to pay amounts due and owing to the Administrative Agent and the Collateral Agent;
(ii)second, to pay to the Administrative Agent, for distribution to each Lender on a pro rata and pari passu basis, all amounts due and owing to the Lenders other than principal, including any accrued and unpaid interest due and owing in respect of the Loans (including any default rate interest and any interest accrued on the Loans with respect to any prior Interest Period to the extent not paid on a prior Interest Payment Date), premiums (including any Prepayment Premium), unused commitment fees, out-of-pocket expenses, indemnities and increased costs;

(iii)third, to pay to the Administrative Agent, for distribution to each Lender on a pro rata and pari passu basis, the outstanding principal of the Loans until the Obligations are paid in full; and
(iv)fourth, any remaining amounts to the Borrower.
(d)Subject to Section 4.10, all payments of principal, interest, premiums, fees, and all other obligations payable under the Loan Documents shall be made by wire transfer to the account specified in writing by the Administrative Agent in lawful money of the United States of America, in immediately available funds, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision.
(e)The Borrower hereby irrevocably authorizes the Administrative Agent to make Loans from time to time hereunder (and any such Loan may be made by the Lenders hereunder without regard to the provisions of Section 7 hereof), in each case for payment of any obligation then due and payable (whether such obligation is for interest then due on a Loan or otherwise); provided that the Administrative Agent shall not be under any obligation to make any such Loan under this Section 4.5, and the Administrative Agent shall incur no liability to the Borrower or any other person for its failure to do so.
(f)Amounts in the Collection Account will be held uninvested; provided that amounts in the Collection Account may be held in a customary money market account.
Section 4.6.Notations.
(a)Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s Obligations in respect of any Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its office a register for the recordation of the names and addresses of the Lenders and the Commitments and the principal amounts (and stated interest) of the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower, the Collateral Agent or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time during normal business hours and from time to time upon reasonable prior written notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 11.17, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s Obligations in respect of any Loan. Each of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 4.6(b), and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(c)Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.17) on the Closing

Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note to evidence such Lender’s Loan.
Section 4.7.Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as “cash collateral” under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender in writing of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 4.7 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to them.
Section 4.8.[Reserved].
Section 4.9.Compensation for Increased Costs and Taxes.
(a)     Subject to the provisions of Section 4.10 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any change in any law, treaty or governmental rule, regulation or order, or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than any Indemnified Taxes and Excluded Taxes described in clauses (b) through (c) of the definition thereof and Connection Income Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a

Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the relevant interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, within 30 days after receipt of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 4.9(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. The Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the change in law or other circumstance giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor.
(a)Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any change in the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitment, or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within 30 days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 4.9(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 4.9 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented. The Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the change in law or other circumstance giving rise to such reductions, and of such Lender’s intention to claim compensation therefor.
Section 4.10.Taxes; Withholding, Etc.
(a)Payments to be Free and Clear. All sums payable by or on behalf of any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)Withholding of Taxes. If any Loan Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents: (i) the Borrower shall notify the Administrative Agent in writing of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; (iii) if such Tax is an Indemnified Tax, the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of any such deduction, withholding or payment (including deductions with respect to additional amounts payable under this Section 4.10(b)), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(c)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (c)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Lender that is not a U.S. Person and is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)copies of executed IRS Form W-8ECI;
(3)in the case of a Lender that is not a U.S. Person and is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or IRS Form W 8BEN-E; or
(4)to the extent a Lender that is not a U.S. Person is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)Without limiting the provisions of Section 4.10(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
(e)The Borrower shall indemnify the Administrative Agent and any Lender for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.10) paid by the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party shall be conclusive absent manifest error. Such payment shall be due within 30 days of such Loan Party’s receipt of such certificate.
(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.10 (including additional amounts pursuant to this Section 4.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.10(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.10(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.10(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.10(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 4.11.Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 4.9 or 4.10, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 4.9 or 4.10 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 4.11 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 4.11 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
Section 4.12.Collections. The Servicer shall cause all Proceeds of the Eligible Receivables to be deposited or remitted to the Collection Account in accordance with Section 2.6 of the Servicing Agreement and the Redirection Agreement.
Section 5.[Reserved].
Section 6.Representations and Warranties.

Each Loan Party, as applicable, represents and warrants to each Agent and each Lender, as of the Closing Date, as of each Credit Date and as of each Interest Payment Date, as follows:
Section 6.1.Organization and Qualification. Each Loan Party (a) is duly organized, validly existing, and in good standing as a limited liability company under the laws of its jurisdiction of organization, as applicable, (b) has all requisite power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, in the case of clauses (b) and (c), as could not be reasonably expected to have a Material Adverse Effect.
Section 6.2.Subsidiaries. As of the Closing Date, the Borrower does not have any subsidiaries.
Section 6.3.Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to issue Notes in evidence thereof, to grant to the Collateral Agent the Liens described in the Collateral Documents to which it is a party, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. Each Guarantor has full right and authority to enter into the Loan Documents to which it is a party, to guarantee the Obligations, to grant to the Collateral Agent the Liens described in the Collateral Documents to which it is a party, and to perform all of its obligations under the Loan Documents to which it is a party. The Loan Documents have been duly authorized, executed, and delivered by each Loan Party which is a party thereto and constitute valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law), and this Agreement and the other Loan Documents do not, nor does the performance or observance by each Loan Party which is a party thereto of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of the Organizational Documents of such Loan Party, (b) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Loan Party or any covenant, indenture or agreement of or affecting such Loan Party or any of its Property, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of such Loan Party other than Liens granted to the Collateral Agent.
Section 6.4.Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loans (i) to invest in Eligible Receivables and (ii) to fund the Borrower’s payment of costs and expenses payable hereunder and under the other Loan Documents in accordance with the terms hereof and thereof. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 6.5.No Indebtedness. No Loan Party is directly or indirectly liable with respect to any Indebtedness, other than the Obligations.
Section 6.6.Financial Reports. The balance sheet of PRTH and its subsidiaries as at March 31, 2025, and the related statements of income, retained earnings, and cash flows of PRTH and its subsidiaries for the fiscal quarter then ended, and accompanying notes thereto, fairly present in all material respects the financial condition of PRTH and its subsidiaries as at said dates and the results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis, subject to normal year-end audit adjustments utilized on a consistent basis. None of PRTH or its subsidiaries has contingent liabilities that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.4 hereof.

Section 6.7.No Material Adverse Change. Since December 31, 2024, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
Section 6.8.Full Disclosure. The written statements and information furnished to any of the Agents or the other Secured Parties by or on behalf of any Loan Party in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Lenders to provide all or part of the financing contemplated hereby and in connection with the performance of the Loan Parties’ obligations under the Loan Documents (in each case other than forecasts, estimates, pro forma financial information, projections and/or information of a general economic or industry nature contained in such materials), taken as a whole (after giving effect to all supplements and updates thereto) do not contain (as of the date so furnished) any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials were prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized that (i) such projections as to future events are not to be viewed as facts or a guaranty of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties and (ii) no assurance can be given that such projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results (and such differences may be material).
Section 6.9.Trademarks, Franchises and Licenses. The Loan Parties own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other Person, except as could not reasonably be expected to have a Material Adverse Effect.
Section 6.10.Governmental Authority and Licensing. The Loan Parties have received all licenses, permits, and approvals of all foreign, federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case except where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Loan Parties, threatened in writing.
Section 6.11.Good Title. The Loan Parties have good and defensible title to their assets, and the Borrower’s assets are subject to no Liens other than Permitted Liens.
Section 6.12.Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened in writing, against any Loan Party or any of such Loan Party’s Property that if adversely determined could reasonably be expected to have a Material Adverse Effect.
Section 6.13.Taxes. All income and other material tax returns required to be filed by the Loan Parties in any jurisdiction have, in fact, been filed, and all income and other material taxes, assessments, fees, and other governmental charges upon any Loan Party or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees, and governmental charges, if any, as are being contested in good faith and by appropriate proceedings that prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP (to the extent applicable) have been provided. No Loan Party knows of any proposed additional material tax assessment against any of them for which adequate provisions in accordance with GAAP (to the extent applicable) have not been made on their accounts. Adequate provisions in accordance with GAAP (to the extent applicable) for all material taxes on the books of the Loan Parties have been made for all open years, and for the current fiscal period.
Section 6.14.Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by any Loan Party of any Loan Document, except for such approvals that have been obtained prior to the date of this Agreement and remain in full force and effect.
Section 6.15.Affiliate Transactions. No Loan Party is a party to any contracts or agreements with any of its Affiliates on terms and conditions that are less favorable to such Loan Party than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other (it being understood that the Servicing Agreement and the other Loan Documents comply with this provision).
Section 6.16.Investment Company. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.17.ERISA. The Borrower does not maintain, contribute to or sponsor any Employee Benefit Plan. Each Employee Benefit Plan maintained, contributed to or sponsored by the Guarantors is in compliance in all material respects with ERISA and the Code. No Loan Party maintains, sponsors or contributes to a Pension Plan or a Multiemployer Plan, and no ERISA Event has occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The assets of the Loan Parties are not treated as “plan assets” for purposes of Section 3(42) of ERISA.
Section 6.18.Compliance with Laws; OFAC.
(a)     The Obligors are in compliance with the requirements of all foreign, federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Obligor has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(a)(i) Each Obligor is in compliance with the requirements of all OFAC Sanctions Programs applicable to it in all material respects; (ii) the Borrower has provided to the Administrative Agent and the Lenders all information regarding the Borrower and its Affiliates that the Administrative Agent and the Lenders have reasonably requested that is required to comply with all applicable OFAC Sanctions Programs; and (iii) to the best of the Borrower’s knowledge, none of the Borrower or any of its Affiliates, as of the date hereof, are named on the current OFAC SDN List.
Section 6.19.Other Agreements. No Loan Party is in default under the terms of any covenant, indenture or agreement of or affecting such Loan Party or any of its Property, which default, if uncured, could reasonably be expected to have a Material Adverse Effect.
Section 6.20.Solvency. Each Loan Party individually is, and the Loan Parties on a consolidated basis are, Solvent.
Section 6.21.No Default. No Default or Event of Default has occurred and is continuing.
Section 6.22.Reports. Each Monthly Report, each Borrowing Base Certificate and all other written information, reports, certificates and statements (in each case other than forecasts, estimates, pro forma financial information, projections and/or information of a general economic or industry nature contained in such materials), taken as a whole (after giving effect to all supplements and updates thereto) furnished by the Borrower or the Servicer to any Secured Party for purposes of or in connection with this

Agreement, the other Loan Documents or the transactions contemplated hereby or thereby are true, complete and correct in all material respects as of the date such information is stated or certified, and the Borrower and the Servicer do not omit any material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which the same were made.
Section 6.23.Material Contracts. Schedule I contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and all such Material Contracts are in full force and effect and no defaults currently exist thereunder as of the Closing Date.
Section 7.Conditions Precedent.
Section 7.1.All Advances. The obligation of the Lenders to make any extension of credit under this Agreement (including the initial extension of credit) is subject to the satisfaction or waiver of the following conditions precedent:
(a)each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(b)no Default, Event of Default or Servicer Default shall have occurred and be continuing or would occur as a result of making such extension of credit;
(c)after giving effect to such extension of credit, the aggregate principal amount of all Loans extended under this Agreement shall not exceed the Delayed Draw Availability;
(d)as of the close of business not earlier than two Business Days prior to each Credit Date, the Administrative Agent shall have received a Borrowing Base Certificate showing the computation of the Borrowing Base, both immediately before and immediately after giving effect to such extension of credit, in detail reasonably satisfactory to the Administrative Agent;
(e)as of the close of business at least one Business Day prior to such Credit Date, the Administrative Agent shall have received the applicable Assignment (attaching the final list of Eligible Receivables) in escrow, which Assignment shall be released from escrow upon disbursement of the Loan on such Credit Date;
(f)such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or the Lenders (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect;
(g)delivery of a Funding Notice in accordance with Section 2.2 hereof; and
(h)the Account Agreement shall have been duly executed and delivered to the Administrative Agent.
The Borrower’s request for any extension of credit hereunder shall constitute its representation and warranty as to the facts specified in subsections (a) through (g) above.
Section 7.2.Closing Date Effectiveness. The effectiveness of the Closing Date shall also be subject to the satisfaction or waiver of the following conditions precedent:
(a)the Administrative Agent shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Administrative Agent:

(i)this Agreement;
(ii)Notes, if requested by any Lenders;
(iii)the Collateral Documents (other than the Account Agreement), together with all applicable financing statements required by the Administrative Agent;
(iv)the Servicing Agreement;
(v)the Redirection Agreement;
(vi)the Sale Agreement;
(vii)the Limited Guarantee Agreement;
(viii)the Closing Payments Letter,
(ix)the Guarantee Agreement;
(x)customary written opinions of counsel to the Obligors and the Originators addressed to the Administrative Agent and the Lenders as to corporate matters for each Obligor and/or Originator, the enforceability of this Agreement and the other Loan Documents to which each such Obligor and/or Originator is a party, the creation and perfection of valid and enforceable security interests created under Collateral Documents, non-consolidation of the Loan Parties and Priority, PPS and/or PRTH and/or certain subsidiaries thereof, the “true-sale” of the Receivables under the Sale Agreement, and such other matters as the Administrative Agent shall reasonably request;
(xi)a certificate of an officer of each Obligor and each Originator dated as of the Closing Date, certifying that attached thereto are (A) copies of each Organizational Document of each Obligor and/or Originator, certified (as applicable) by the appropriate governmental officer of the state of its incorporation or organization; (B) an incumbency certificate containing the name, title and genuine signature of each Obligor’s and/or Originator’s Authorized Representatives; (C) true and complete copies (executed or certified as may be appropriate) of resolutions of the members, managers or other governing body of each Obligor and/or Originator authorizing the execution, delivery, and performance of the Loan Documents by each Obligor and/or Originator, as applicable; and (D) good standing certificates for the Obligors and/or Originators, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization;
(xii)a closing certificate from an Authorized Representative of the Borrower, certifying compliance with the matters described in Sections 7.2(b), (c) and (d) below;
(xiii)an initial Borrowing Base Certificate, if applicable;
(xiv)a Solvency Certificate from a Financial Officer of Holdings, demonstrating that immediately after giving effect to the consummation of the transactions on the Closing Date, the Loan Parties are and will be, individually and on a consolidated basis, Solvent;
(xv)financing statement amendments evidencing the release of all Liens under the Priority Credit Agreement on the Receivables to be sold under the Sale Agreement;
(b)since December 31, 2024, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;
(c)each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(d)no Default, Event of Default or Servicer Default shall have occurred and be continuing or would occur as a result of giving effect to this Agreement;
(e)the Administrative Agent and the Lenders shall have received all fees and other amounts due and payable to them on or prior to the Closing Date, including pursuant to the Closing Payments Letter, and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the legal fees and expenses of Milbank LLP, counsel to the Administrative Agent and the Collateral Agent); provided that an invoice for all such fees and expenses shall be received by the Borrower at least one Business Day prior to the Closing Date;
(f)the Administrative Agent shall have received such valuation reports and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Loan Parties, and the lack of material contingent liabilities of the Loan Parties;
(g)the Administrative Agent shall have received financing statement, tax and judgment lien search results against the Property of the Loan Parties and the Originators, evidencing the absence of Liens on the Eligible Receivables except as permitted by Section 9.2 hereof;
(h)the Liens granted to the Collateral Agent on behalf of the Secured Parties under the Collateral Documents shall have been perfected in a manner reasonably satisfactory to the Administrative Agent and its counsel;
(i)at least three days prior to the Closing Date (or such shorter period of time agreed to by the Secured Parties), the Secured Parties shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(j)the Administrative Agent shall have received such other agreements, instruments, documents, and certificates as the Administrative Agent may reasonably request.
Section 8.Affirmative Covenants.
Each Loan Party agrees that, so long as any of the Commitments or Obligations remains outstanding, except to the extent compliance in any case or cases is waived in writing by the Requisite Lenders:
Section 8.1.Maintenance of Business.
(a)Each Loan Party shall preserve and maintain its existence.
(b)Each Loan Party shall preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 8.2.Maintenance of Properties.
(a)Except as provided in Section 9.3(a), the Borrower shall not sell, transfer or otherwise dispose of any Eligible Receivables without the consent of the Requisite Lenders.
(b)Each Loan Party shall maintain, preserve, and keep its tangible property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained in respect of Property owned or used by it, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 8.3.Taxes and Assessments. Each Loan Party shall duly pay and discharge all income and other material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings that prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 8.4.Financial and Other Reports. The Borrower, for itself and its subsidiaries, shall maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent such information respecting the business and financial condition of the Borrower and its subsidiaries as the Administrative Agent may reasonably request; and without any request, shall furnish to the Administrative Agent:
(a)as soon as available, and in any event within 30 days after the last day of each calendar month (or such later date as may be agreed to by the Administrative Agent), (i) a duly executed and completed Compliance Certificate, including calculations illustrating compliance (or non-compliance) with each of the covenants set forth in Section 9.9 hereof, and (ii) a copy of the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of such period and the consolidated statements of income and retained earnings of the Borrower and its subsidiaries for the calendar month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by the Borrower;
(b)as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Borrower (or such later date as may be agreed to by the Administrative Agent), a copy of the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its subsidiaries for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by the Borrower;
(c)as soon as available, and in any event within 120 days after the last day of each fiscal year of the Borrower (or such later date as may be agreed to by the Administrative Agent), a copy of the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its subsidiaries for the fiscal year then ended, each in reasonable detail showing in comparative form the figures for the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by the Borrower;
(d)together with the delivery of each Compliance Certificate pursuant to Section 8.4(a) above, a written certificate to the effect that no Event of Default has occurred during the period covered by such Compliance Certificate or, if any Event of Default has occurred during such period, setting forth a description of such Event of Default and specifying the action, if any, taken by the Borrower to remedy the same;
(e)on or prior to the closing of the Boom Commerce acquisition, the RSM Report;
(f)promptly after receipt thereof, any additional notices, reports, management letters or other information contained in writing concerning significant aspects of any Loan Party’s operations and financial affairs given by its independent certified public accountants;
(g)promptly after knowledge thereof shall have come to the attention of any senior executive officer of any Obligor, written notice of (i) any threatened in writing or pending litigation or governmental or arbitration proceeding or labor controversy against any Obligor or any of their Property that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder;
(h)on each Reporting Date, (i) a Monthly Report on a settlement basis for the previous Interest Period (with each Monthly Report being determined as of the last calendar day of the immediately preceding calendar month) and (ii) a duly executed and completed Borrowing Base Certificate;
(i)promptly after receipt thereof (if any), any financial reports, notices and other information received by the Borrower from any relevant ISO or ISV pursuant to the terms and conditions of any Underlying Instrument; and
(j)promptly after request therefor, such additional information (financial or otherwise), documents, certifications, calculations or instruments as reasonably requested by the Administrative Agent or the Requisite Lenders from time to time regarding the Loan Parties, the Eligible Receivables, the Underlying Instruments, any relevant ISO, ISV or Merchant or otherwise.
Section 8.5.Inspection. The Borrower and the Guarantors shall permit any authorized representatives designated by the Administrative Agent (on behalf of itself and the other Lenders), in accordance with the nondisclosure provisions set forth in Section 11.14 hereof and at the expense of the Borrower, to visit and inspect any of the Properties, corporate books and financial records of the Borrower and the Guarantors to examine and make copies of the books of accounts and other financial records of the Borrower and the Guarantors and to discuss the affairs, finances and accounts of the Borrower and the Guarantors with, and to be advised as to the same by, its officers upon prior reasonable notice and at such reasonable times during normal business hours so as not to interfere with the normal business and operations of the Loan Parties; provided that in no event shall there be more than one such visit per calendar year, except after the occurrence and during the continuation of an Event of Default. Any examination or inspection by the Administrative Agent under this Section 8.5 shall be carried out solely for purposes relating to this Agreement and the other Loan Documents and any copies, excerpts or other information obtained as a result thereof shall be subject to Section 11.14.
Section 8.6.[Reserved].
Section 8.7.SPV Limitations. Each Loan Party shall at all times:
(a)maintain at least one independent director or manager (other than for 10 Business Days following notice of the death or resignation of any independent director or manager) and provide that such Loan Party shall not be permitted to voluntarily participate in any proceeding that would be subject to any of Section 10.1(k) or Section 10.1(l) without the consent of the independent director or manager (as the case may be);
(b)not hold any assets other than (x) the Eligible Receivables and personal property necessary or incidental to its ownership of the Eligible Receivables, including receivables, cash and cash equivalents and (y) Equity Interests in any subsidiary permitted hereunder;
(c)not have any material liabilities other than (i) liabilities and obligations under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence and (ii) tax, assessment, charge, levy or other governmental liabilities arising in the ordinary course of business;
(d)not commingle its assets with assets of any other Person, other than amounts commingled in the Priority Corporate Account and the PPS Corporate Account that are held in trust on behalf of the Borrower and managed and applied in accordance with the Redirection Agreement and the Servicing Agreement;
(e)file its own income tax returns, if any, as may be required under applicable law, to the extent not treated as a disregarded entity or a division or part, for tax purposes, of another taxpayer, and pay any material income taxes so required to be paid under applicable law solely from its own assets;

(f)(i) conduct its business and hold all of its assets solely in its own name (it being understood that the Servicer may conduct business for the Borrower in accordance with the Servicing Agreement and the other Loan Documents) and strictly comply with all organizational formalities necessary to maintain its separate existence (which formalities have been complied with since such Loan Party’s formation), (ii) hold itself out to the public as an entity separate from any other person and (iii) not identify itself as a division or department of any other Person;
(g)maintain separate financial statements and ensure that the separate assets and liabilities of such Loan Party, on the one hand, are and will continue to be, kept separate and readily identifiable from the assets of its Affiliates on the other hand; provided that such Loan Party’s assets may be included in a consolidated financial statement of its Affiliates if (1) appropriate notations are made on such consolidated financial statements to indicate the separateness of such Loan Party from such Affiliates and such financial statements indicate that such Loan Party’s assets are not available to satisfy the debts and other obligations of such Affiliates and (2) such assets shall be listed on such Loan Party’s own separate balance sheet;
(h)pay its own liabilities only out of its own funds;
(i)maintain an arm’s-length relationship with its Affiliates and only enter into contracts or agreements with its Affiliates in the ordinary course of business and upon terms and conditions that are commercially reasonable and substantially similar to those that would be obtained on an arm’s length basis with unaffiliated third parties (it being understood that the Servicing Agreement and the other Loan Documents comply with this provision);
(j)not hold out its credit or assets as being available to satisfy the obligations of others;
(k)use separate stationery, invoices and checks bearing its own name and not of any other entity (unless such entity is clearly designated as being such Loan Party’s agent);
(l)not pledge its assets as security for the obligations of any other Person;
(m)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;
(n)correct any known misunderstanding regarding its separate identity;
(o)maintain its own separate books and records and bank accounts;
(p)maintain a sufficient number of service providers in light of its contemplated business operations (it being understood that it may not require employees for the operation of its business) and pay the allocated portion of the salaries of its own service providers and employees, if any, solely from its own funds; and
(q)not engage in any activities or business other than (x) in the case of the Borrower, purchasing, acquiring, owning, holding, selling, transferring, servicing, safekeeping, disposing of, pledging, assigning, borrowing money against, financing and refinancing the Eligible Receivables and Related Assets, entering into and performing its obligations under this Agreement, and the other Loan Documents and transacting any lawful business that is reasonably related, ancillary or incidental to accomplish the foregoing (including owning, holding and administering any assets owned on exercise of remedies with respect to the Eligible Receivables or Related Assets) and (y) in the case of Holdings, owning the Equity Interests of the Borrower and performing any activity that is reasonably related, ancillary or incidental thereto.
Section 8.8.Compliance with Laws; OFAC.
(a)     Each of the Borrower and the Guarantors shall comply in all respects with the requirements of all foreign, federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(a)(i) The Loan Parties shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Borrower in all material respects; (ii) the Loan Parties shall provide the Administrative Agent any information regarding the Borrower and its Affiliates that the Administrative Agent or the Lenders reasonably request and that is required to comply with all applicable OFAC Sanctions Programs (subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them); and (iii) if the Borrower obtains actual knowledge or receives any written notice that any of the Loan Parties or their Affiliates is named on the then-current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (x) give written notice to the Administrative Agent of such OFAC Event, and (y) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent taking any and all steps the Administrative Agent deems necessary, in its sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).
Section 8.9.Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.
Section 8.10.Account Agreements. The Loan Parties shall at all times, on and after the initial borrowing hereunder pursuant to Section 7.1, ensure that all deposit accounts of the Loan Parties are subject to deposit account control agreements in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent (each, an “Account Agreement”).
Section 8.11.Lenders’ Calls. The Borrower will, upon the prior written request of the Administrative Agent or the Requisite Lenders, participate in conference calls with the Lenders once per quarter and at such other times as the Administrative Agent or the Requisite Lenders may reasonably request, in each case at such times as may be mutually agreed to by the Borrower and the Requisite Lenders.
Section 9.Negative Covenants.
Each Loan Party agrees that, so long as any of the Commitments or Obligations remains outstanding, except to the extent compliance in any case or cases is waived in writing by the Requisite Lenders:
Section 9.1.Borrowings and Guaranty. None of the Loan Parties shall issue, incur, assume, create, or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety, or otherwise for any Indebtedness of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit that supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict nor operate to prevent the Obligations of the Loan Parties owing to the Secured Parties under the Loan Documents and other indebtedness and obligations of such Persons owing to the Secured Parties.
Section 9.2.Liens. None of the Loan Parties shall create, incur or permit to exist any Lien of any kind on any Property owned by it, other than Permitted Liens.
Section 9.3.Sales and Dispositions; Mergers and Consolidations.
(a)None of the Loan Parties shall sell, transfer or otherwise dispose of Eligible Receivables or any other Collateral; provided that:

(i)the Borrower may sell, transfer or otherwise dispose of Eligible Receivables subject to the satisfaction of the following conditions:
(A)no Default, Event of Default or Servicer Default shall have occurred and be continuing or would occur as a result of such sale, transfer or disposition;
(B)the Administrative Agent shall have received a Borrowing Base Certificate showing the computation of the Borrowing Base, both before and after giving effect to such sale, transfer or disposition, in detail reasonably satisfactory to the Administrative Agent, as of the close of business not earlier than three Business Days prior to the related settlement date, and no Borrowing Base Deficiency shall have occurred and be continuing or would occur as a result of such sale, transfer or disposition; and
(C)such sale, transfer or disposition shall be for fair market value (which in any event shall be no less than (i) in the case of any ISO Residual Purchase Receivable, the current cost basis thereof and (ii) in the case of any Loan Receivable, the outstanding principal balance of the underlying ISO Loan or ISV Loan giving rise thereto), and 100% of the consideration thereof shall be in the form of Cash;
(ii)to the extent required pursuant to the terms of Section 2.5 of the Sale Agreement, the Borrower may sell, transfer or otherwise dispose of Receivables to the applicable Originator (or any of such Originator’s Affiliates) that sold such Receivables to the Borrower; provided that the purchase price thereof shall be no less than the “Repurchase Price” (as defined in the Sale Agreement); and
(iii)the Borrower may sell, transfer or otherwise dispose of Defaulted Receivables.
(iv)Notwithstanding anything herein or in any other Loan Document to the contrary, any Receivable sold or disposed of pursuant to Section 9.3(a)(ii) or (iii) shall be automatically released by the Agents and the Lenders without any further action.
(b)(b)    None of the Loan Parties shall be a party to any merger or consolidation without the prior written consent of the Administrative Agent and the Requisite Lenders.
Section 9.4.Subsidiaries. The Borrower shall not have any subsidiaries without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), and any newly-formed or acquired subsidiary formed or acquired with the consent of the Administrative Agent shall join the Guarantee Agreement and the Security Agreement as Guarantors, and shall deliver such other documentation reasonably requested by the Administrative Agent in connection therewith.
Section 9.5.Dividends and Certain Other Restricted Payments. None of the Loan Parties shall (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its Equity Interests, other than distributions made from the remaining amounts payable to the Borrower in accordance with the Priority of Payments, so long as no Event of Default has occurred and is continuing hereunder or would result therefrom, (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its Equity Interests, including, without limitation, options or warrants to acquire the same or (c) make any payment or prepayment of principal of, premium, if any, or interest on (other than interest that is payable “in-kind”), or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to any Indebtedness.
Section 9.6.Contracts With Affiliates. None of the Loan Parties shall enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions that are less favorable to such Loan Party than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except any Loan Document.

Section 9.7.No Changes in Fiscal Year. The fiscal year of the Loan Parties ends on December 31 of each year, and no Loan Party shall change its fiscal year from its present basis.
Section 9.8.Investments. None of the Loan Parties shall, directly or indirectly, make or own any Investment in any Person, except:
(a)Investments in Cash;
(b)equity Investments owned as of the Closing Date in any subsidiary and Investments made after the Closing Date in the Borrower or in any other Loan Party; and
(c)the acquisition of Eligible Receivables.
Section 9.9.Financial Covenants and Collateral Covenants.
(a)Minimum Liquidity. The Borrower shall not permit Liquidity, as of the last day of any calendar month, to be less than $2,000,000.
(b)Minimum Tangible Net Worth. The Borrower shall not permit Tangible Net Worth, as of the last day of any calendar month, to be less than $5,000,000.
(c)Maximum Default Ratio. The Borrower shall not permit the Default Ratio, as of the last day of any calendar month, to be greater than 2.50%.
(d)Maximum Delinquency Ratio. The Borrower shall not permit the Delinquency Ratio, as of the last day of any calendar month, to be greater than 5.00%.
(e)Minimum Excess Spread Ratio. The Borrower shall not permit the Excess Spread Ratio, as of the last day of any calendar month, to be less than 1.00 to 1.00.
Section 9.10.[Reserved].
Section 9.11.Redirection Agreement. None of the Loan Parties or the Servicer shall agree to any amendment, supplement, modification or waiver of the Redirection Agreement in a manner materially adverse to the Lenders, or any termination of the Redirection Agreement, without the prior written consent of the Requisite Lenders. The Borrower shall promptly notify the Administrative Agent and the Lenders of the occurrence of any breach, default or event of default under the Redirection Agreement. The Borrower shall enforce its rights and remedies under the Redirection Agreement as requested by the Administrative Agent or the Requisite Lenders and, unless otherwise consented to by the Requisite Lenders, the Borrower shall not take any voluntary action (including the giving of any consent or the direction of the Servicer to take any action) it is permitted to take under the Redirection Agreement.
Section 9.12.Servicing Agreement. None of the Loan Parties or the Servicer shall agree to any amendment, supplement, modification or waiver of the Servicing Agreement in a manner materially adverse to the Lenders, or any termination of the Servicing Agreement, without the prior written consent of the Requisite Lenders. The Servicer shall not transfer its rights and duties as servicer under the Servicing Agreement without the prior written consent of the Requisite Lenders; provided that the Servicer shall be permitted to delegate its rights and duties to any “Subcontractor” (as defined in the Servicing Agreement ) in accordance with Section 2.2 of the Servicing Agreement. The Borrower shall promptly notify the Administrative Agent and the Lenders of the occurrence of any breach, default, event of default or Servicer Default under the Servicing Agreement. The Borrower shall enforce its rights and remedies under the Servicing Agreement as requested by the Administrative Agent or the Requisite Lenders.

Section 9.13.Receivables Financing Generally. The Borrower shall not finance, nor shall the Borrower permit or otherwise suffer to exist the debt financing of, whether by itself or by any of its Affiliates, any ISO Residual Purchase Receivables, Loan Receivables or similar assets acquired by the Borrower or its Affiliates (including the Originators); provided that the Borrower or any of its Affiliates may (a) enter into Permitted Receivables Financings and (b) finance any ISO Residual Purchase Receivables, Loan Receivables or similar assets that, at the time of such financing, (i) have an aggregate value on the books and records of the Borrower or such Affiliate that does not exceed $500,000 and (ii) have a remaining term to maturity of three years or less. For the avoidance of doubt, the Priority Credit Agreement shall not be considered alternate financing under this Section 9.13.
Section 9.14.Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its subsidiaries to, engage in any business other than (i) the businesses engaged in by such Loan Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by the Requisite Lenders.
Section 9.15.Amendments or Waivers of Organizational Documents. No Loan Party shall, nor shall it permit any of its subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date if the effect thereof would be materially adverse to the Lenders without in each case obtaining the prior consent of the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver (it being understood and agreed that any modifications to the separateness or bankruptcy remoteness provisions of any such Organizational Documents would be materially adverse to the Lenders).
Section 9.16.Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement and the other Loan Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or non-consensual liens of the type permitted under Section 9.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower, (ii) performing its obligations under the Loan Documents, (iii) making dividends and Investments to the extent permitted by this Agreement and (iv) activities incidental to the foregoing clauses (i) through (iii); (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) create or acquire any subsidiary or make or own any Investment in any Person other than the Borrower; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
Section 10.Events of Default and Remedies.
Section 10.1.Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)default in the payment of any principal on the Loans when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) or at a date fixed for mandatory repayment thereof or by acceleration thereof or when otherwise due hereunder; or
(b)default in the payment of any interest on the Loans or any other Obligation payable hereunder or under any other Loan Document or default in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Borrower owing to the Agents or the Lenders (including the Prepayment Premium) hereunder or under any other Loan Document that is not remedied within two Business Days thereafter; or
(c)default in the observance or performance of Section 4.5, Section 4.12, Section 8.1(a), Section 8.4, Section 8.7, Section 8.8, Section 8.9 or Section 9 hereof; or
(d)default in the observance or performance of any other provision hereof or of any other Loan Document (other than those described under any other subsection of this Section 10.1) that is not remedied within 30 days after the earlier of the date on which (i) such failure shall first become known to any officer of any Obligor and (ii) written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or
(e)any representation or warranty made by any Obligor herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves to have been false or misleading in any material respect as of the date of the issuance or making, deemed making or furnishing thereof; or
(f)(i) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or (ii) any Obligor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Collateral Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof; or
(g)any default shall occur (beyond the applicable grace period with respect thereto) under (i) any Indebtedness issued, assumed or guaranteed by any Loan Party aggregating more than $1,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise) or (ii) the Priority Credit Agreement that (x) is a default in the payment when due of any principal of or interest on or any other amount with respect to the Indebtedness thereunder or (y) results in the acceleration of the Indebtedness thereunder, the exercise of foreclosure or other proceedings or the enforcement of any other remedies thereunder; or
(h)any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, in an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment, writ, warrant or similar process and has not denied or failed to acknowledge coverage) shall be entered or filed against any Loan Party or against any of such Loan Party’s Property and remains unvacated, unbonded, unstayed or unsatisfied for a period of 60 consecutive days; or
(i)an ERISA Event occurs that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or the assets of Loan Parties are treated as “plan assets” for purposes of Section 3(42) of ERISA; or
(j)(i) the dissolution or termination of the existence of any Obligor has occurred, (ii) any Change of Control hereunder has occurred or (iii) any “Change of Control” under (and as defined in) the Priority Credit Agreement has occurred; or
(k)any Obligor shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in contemplation or furtherance of any matter described in clauses (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(l) hereof; or
(l)a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Obligor or any substantial part of its Property, or a proceeding described in Section 10.1(k)(v) shall be instituted against any Obligor, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(m)a Servicer Default has occurred and is continuing; or
(n)a Key Person Event has occurred; or
(o)any Material Adverse Effect has occurred.
Section 10.2.Non-Bankruptcy Defaults. When any Event of Default (other than those described in Section 10.1(k) or (l) with respect to the Borrower) has occurred and is continuing, the Administrative Agent may, and shall, at the direction of the Requisite Lenders, take one or more of the following actions:
(a)terminate the obligation of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;
(b)declare the principal of and the accrued interest on the Loans to be forthwith due and payable in cash and thereupon the Loans, including both principal and interest and all fees, premiums (including the Prepayment Premium), charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable in cash without further demand, presentment, protest or notice of any kind;
(c)enforce or direct the Collateral Agent to enforce any and all rights and remedies available to it under (i) the Loan Documents or (ii) applicable law; and
(d)direct the Borrower to (and the Borrower shall) terminate the Servicer as current acting servicer under the Servicing Agreement.
Section 10.3.Bankruptcy Defaults. When any Event of Default described in Section 10.1(k) or (l) with respect to the Borrower has occurred and is continuing, the Loans, including both principal and interest and all fees, premiums (including the Prepayment Premium), charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable in cash without demand, presentment, protest or notice of any kind, and the obligation of the Lenders to extend any further credit pursuant to any of the terms hereof shall immediately terminate. The Administrative Agent may direct the Borrower to (and the Borrower shall) terminate the Servicer as current acting servicer under the Servicing Agreement. In addition, the Secured Parties may exercise any and all remedies available to them under the Loan Documents or applicable law.
Section 11.Miscellaneous.
Section 11.1.Non-Business Days. If any payment hereunder becomes due and payable on a day that is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day that is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 11.2.No Waiver, Cumulative Remedies. No delay or failure on the part of any Agent or any Lender on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of each Agent and each Lender and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies that any of them would otherwise have.
Section 11.3.Costs and Expenses; Indemnification.
(a)Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all the actual and reasonable documented costs and expenses of the

Agents incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Obligors; (iii) the reasonable and documented fees, expenses and disbursements of counsel in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (iv) all the actual costs and reasonable and documented expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses, stamp or documentary taxes, search fees, and reasonable and documented fees, expenses and disbursements of counsel to the Agents and of counsel providing any opinions that any Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (v) all the actual costs and reasonable and documented fees, expenses and disbursements of any appraisers; (vi) all the actual costs and reasonable and documented expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable and documented costs and expenses incurred by the Agents in connection with the Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto; and (viii) after the occurrence of any Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations of or in collecting any payments due from any Obligor hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. With respect to fees and expenses of counsel, the Administrative Agent, the Collateral Agent and the Lenders shall use a single primary counsel and any single specialist counsel or local counsel, as may reasonably be required (unless in each case representation by a single counsel would present a conflict of interest, in which case each affected Person may use a separate counsel).
(b)In addition to the payment of expenses pursuant to Section 11.3(a), whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Agent, each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, obligations or other Indemnified Liabilities arising from any non-Tax claim.
(c)To the extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that this Section 11.3(c) shall not be construed to limit any Indemnitee’s right to indemnification under Section 11.3(b) for any third-party claims for special, indirect, consequential or punitive damages.

(d)Each Obligor also agrees that no Lender or Agent nor any of their respective Affiliates, directors, officers, employees, attorneys, agents or sub-agents will have any liability to any Obligor or any person asserting claims on behalf of or in right of any Obligor or any other person in connection with or as a result of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Obligor to the extent that any losses, claims, damages, liabilities or expenses incurred by such Obligor or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of a Lender or an Agent in performing its obligations under this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender or Agent have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s activities related to this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
(e)The obligations under this Section 11.3 and those set forth in Section 4.9 and Section 4.10 shall survive the termination of this Agreement and the satisfaction or discharge of any and all Obligations under the Loan Documents.
Section 11.4.[Reserved].
Section 11.5.Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Obligations are outstanding hereunder.
Section 11.6.Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by electronic mail) and shall be given to the relevant party at its address or electronic mail address set forth on the applicable signature page to this Agreement or in the applicable Assignment Agreement, or such other address or electronic mail address as such party may hereafter specify by notice to the other parties given by courier, by United States certified or registered mail, by electronic mail or by other telecommunication device capable of creating a written record of such notice and its receipt. Each such notice, request or other communication shall be effective (i) if given by electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgment), (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section 11.6; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.
Section 11.7.Construction. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION THAT IS PROHIBITED BY THE TERMS OF ANY OF THE OTHER LOAN DOCUMENTS, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.
Section 11.8.Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.
Section 11.9.Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 11.10.Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed”, signed”, “signature” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other Electronic Signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record).  The use of Electronic Signatures and Electronic Records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including E-Sign, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code (the “Applicable E-Sign Statutes”). Each of the parties hereto agrees that the transaction consisting of this Agreement may be conducted by electronic means. Each party that is signing this Agreement using an Electronic Signature agrees, and acknowledges that it is such party’s intent it is signing, adopting, and accepting this Agreement and that signing this Agreement using an Electronic Signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Agreement in a usable format.
Section 11.11.Binding Nature, Governing Law, Etc. This Agreement shall be binding upon each of the Obligors party hereto and their respective successors and assigns, and shall inure to the benefit of the Agents, the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Requisite Lenders. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 11.12.Submission to Jurisdiction; Waiver of Jury Trial. SUBJECT TO CLAUSE (e) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OBLIGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (e) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE OBLIGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.6; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE OBLIGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES THAT THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT. THE LOAN PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.
Section 11.13.USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information as determined by such Lender that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
Section 11.14.Confidentiality. Each Agent and Lender agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed by such party (1) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it; (2) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (3) to its Affiliates and its and their directors, trustees, officers, employees, agents, attorneys, accountants, auditors and advisors who have a need to know such Confidential Information and who are informed of the confidential nature of the information and the obligation to treat such information as confidential or to any other party hereto; (4) in connection with the exercise of any remedies hereunder or under any other Loan Documents or any action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder; (5) subject to an agreement provided to the Borrower containing provisions substantially the same as those of this Section 11.14, to (a) any assignee or participant of, or any prospective assignee or participant of, any of its rights or obligations under this Agreement (provided such assignees, participants or prospective assignees or participants are not Disqualified Institutions) or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; or (6) with the consent of the Borrower. “Confidential Information” means all information received from or on behalf of any Obligor relating to PRTH or any of its subsidiaries or their business other than (1) any such information that is available to such party on a non-confidential basis prior to disclosure by any Obligor, (2) any such information that is derived by such party without making use of any Confidential Information, and (3) any such information that becomes publicly available other than as a result of a breach of this Agreement. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information. Unless specifically prohibited by applicable law or court order, such party shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any Confidential Information pursuant to legal process or to any regulatory authority (other than any such request in connection with an examination of the financial condition of such party by any regulatory authority).
Section 11.15.Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each of its Affiliates is hereby authorized by each Loan Party at any time or from time to time, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and participations therein and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.3 and 2.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the

Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 11.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.
Section 11.16.Amendments and Waivers.
(a)Requisite Lenders’ Consent. Subject to the additional requirements of Sections 11.16(b) and 11.16(d), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Obligor therefrom, shall in any event be effective without the written concurrence of the Borrower, the Administrative Agent and the Requisite Lenders; provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days after the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
(i)extend the scheduled final maturity of any Loan;
(ii)waive, reduce or postpone any scheduled repayment (but not prepayment);
(iii)extend the Lender’s Commitment to make Loans beyond the last day of the Delayed Draw Availability Period;
(iv)reduce the rate of interest on any Loan (other than any waiver of any default increase interest provided for in Section 3.1) or any fee or any premium payable hereunder;
(v)waive, reduce or extend the time for payment of any interest, fees or premium;
(vi)reduce the principal amount of any Loan;
(vii)amend, modify, terminate or waive any provision of this Section 11.16(b), Section 11.16(d) or any other provision of this Agreement that expressly provides that the consent of Lenders is required;
(viii)amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided that, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;
(ix)amend, waive or otherwise modify any condition precedent set forth in Section 7 (or any defined term directly or indirectly used therein);
(x)release all or substantially all of the Collateral or the Guarantors from the Guaranty, except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(xi)consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document;
provided that (1) for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix), (x) and (xi) and (2) notwithstanding anything in this Section 11.16(b) to the contrary, only the consent of the Requisite Lenders shall be required in connection with extensions of the Delayed Draw Availability Period as set forth in clause (a) of the definition thereof.
(c)[Reserved].
(d)Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
(i)increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
(ii)amend, modify or waive this Agreement or the Collateral Documents so as to alter the ratable treatment of Obligations arising under the Loan Documents or the definition of “Obligations”, in each case in a manner adverse to any Lender; or
(iii)amend, modify, terminate or waive any provision of the Loan Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(e)Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.16 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.
(f)Execution by Agents. Prior to the execution of any amendment to this Agreement or any other Loan Document, any Agent in any of its capacities shall be entitled to receive and rely upon an officer’s certificate of the Borrower or the Servicer stating that the execution of such amendment is authorized or permitted by this Agreement and the other Loan Documents, and that all conditions precedent hereto and thereto, as applicable, have been satisfied. Notwithstanding anything herein to the contrary, no amendment or waiver to this Agreement or any other Loan Document that materially and adversely affects any Agent in any of its capacities under the Loan Documents will be effective without such party’s written consent. Each Agent in any of its capacities may, but shall not be obligated to, enter into any such amendment or waiver.
Section 11.17.Successors and Assigns; Participations.
(a)Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Secured Parties. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment Agreement delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error. Each of the Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.17(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)Right to Assign. Subject to compliance with Section 4.10(c), each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the giving of written notice to the Borrower and with the prior written consent of the Administrative Agent and the Borrower (other than in the case of an Eligible Assignee under clause (i) of the definition thereof); provided that (i) such Lender provides the Administrative Agent and the Borrower a written certification that, to its knowledge, such assignee is an Eligible Assignee and (ii) during the continuance of a Specified Event of Default, each Lender shall have the right to sell, assign or transfer all or a portion of its rights and obligations under this Agreement to any Person (other than a Disqualified Institution under clause (i) of the definition thereof) without the prior written consent of the Borrower. Each Eligible Assignee will provide such documentation as may be required by the Administrative Agent in connection with its know-your-customer due diligence requirements.
(d)Mechanics.
(i)Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 4.10(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).
(ii)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent, with respect to the Loans, in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each

Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(e)Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.17, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(f)Effect of Assignment. Subject to the terms and conditions of this Section 11.17, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.5) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, notwithstanding anything contained in any of the Loan Documents to the contrary, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(g)Participations.
(i)Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Loan Party or any of its Affiliates, any Disqualified Institution or any natural person) in all or any part of its Commitments, Loans or any other Obligation. Each Lender that sells a participation pursuant to this Section 11.17(g) shall, acting solely for U.S. federal income tax purposes as an agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury Regulations and, solely with respect to disclosure to the Borrower, to confirm a participant is not a Disqualified Institution. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary. The Administrative Agent shall not be required to maintain any Participant Register or otherwise receive or maintain any information with respect to any participation by any Lender.
(ii)The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. The holder of such participation shall not be entitled or permitted to provide any instruction to the Administrative Agent.
(iii)The Borrower agrees that each participant shall be entitled to the benefits of Sections 4.9 and 4.10 (subject to the requirements and limitations therein, including the requirements under Section 4.10(c)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.17(c); provided that (x) a participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation and (y) a participant that would not be a U.S. Person if it were a Lender agrees, for the benefit of the Borrower, to comply with Section 4.10 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.15 as though it were a Lender, provided such participant agrees to be subject to Section 4.7 as though it were a Lender.
(iv)Notwithstanding any grant of a participation by a Lender as set forth above, such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder and the Obligors and the Administrative Agent will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(h)Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 11.17 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Commitment, Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
Section 11.18.No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
Section 11.19.Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of or in connection with any Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 11.20.Acknowledgment and Consent to Bail-In. Solely to the extent that any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.
As used in this Section 11.20, the following terms shall have the meanings set forth below:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 12.Agents.
Section 12.1.Appointment of Agents. VP Capital, L.P. is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes VP Capital, L.P. to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Loan Documents, as applicable. The provisions of this Section 12 are solely for the benefit of the Agents and the Lenders and no Obligor shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Obligors.
Section 12.2.Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or of any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Loan Documents except as expressly set forth herein or therein.
Section 12.3.General Immunities.
(a)No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Obligor to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Obligor or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.
(b)Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Obligors), accountants, experts and other professional advisors selected by it with due care; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder).
(c)Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 12.3 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 12.3 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Obligors and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Obligor, Lender or any other Person and no Obligor, Lender or any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.
Section 12.4.Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Obligors as if it were not performing the duties specified herein, and may accept fees and other consideration from the Loan Parties for services in connection herewith and otherwise without having to account for the same to the Lenders.
Section 12.5.Lenders’ Representations, Warranties and Acknowledgment.
(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
(b)Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and by funding its Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent,

Requisite Lenders or Lenders, as applicable, on the Closing Date or as of the date of funding of such Loans.
Section 12.6.Successor Administrative Agent and Collateral Agent.
(a)The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent (which, unless a Specified Event of Default has occurred and is continuing at the time of such appointment, shall be subject to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed). If neither the Requisite Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. If two or more Lenders have Commitments under this Agreement, the Borrower shall pay all expenses incurred by the retiring Administrative Agent in connection with the transfer to the successor Administrative Agent and shall pay an agency fee in an amount and at such times as agreed between the Borrower and such successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.
(b)In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Obligors. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Collateral Agent (which, unless a Specified Event of Default has occurred and is continuing at the time of such appointment, shall be subject to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed). Until a successor Collateral Agent is so appointed by the Requisite Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the

Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.
(c)If no successor Administrative Agent or Collateral Agent has been appointed and has accepted appointment within 30 days after the giving of notice of resignation, the resigning Administrative Agent or Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent or Collateral Agent, as applicable.
Section 12.7.Collateral Documents and Guaranty.
(a)Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care or duty of disclosure. Subject to Section 11.16, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Requisite Lenders (or such other Lenders as may be required to give such consent hereunder) have otherwise consented or (ii) release the Guarantors from the Guaranty or with respect to which the Requisite Lenders (or such other Lenders as may be required to give such consent hereunder) have otherwise consented.
(b)Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each other Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or the Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.
(c)Release of Collateral and Guarantees; Termination of Loan Documents.

(i)In connection with any Permitted Sale of any Eligible Receivable, the Borrower shall deliver a written notice to the Administrative Agent at least five Business Days prior to the settlement date for such Permitted Sale certifying that such sale complies with the requirements of Section 9.3(a) and requesting that the Collateral Agent release or cause to be released such Eligible Receivable from the Lien set forth in the Security Agreement, which notice shall be revocable up and until such settlement date. Any Eligible Receivable that is sold in a Permitted Sale shall automatically be released from the Lien set forth in the Security Agreement. In connection with any Permitted Sale of any Eligible Receivable, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by the Lenders to execute such documents as shall be reasonably requested by the Borrower to evidence the release of such sold Eligible Receivable from the Lien set forth in the Security Agreement.
(ii)Notwithstanding anything to the contrary contained herein or in any other Loan Document, when all Obligations have been paid in full in cash and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document and consent to the filing of any related UCC-3 termination statements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.
(d)The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 12.8.Concerning the Agents.
(a)Notwithstanding anything in this Agreement to the contrary, to the fullest extent permissible by law, in no event shall any Agent be liable for special, punitive, consequential or indirect damages of any kind whatsoever (including, among other things, lost profits), even if such Agent, or any of its directors, officers, agents, or employees, has been advised of the likelihood of such loss or damage and regardless of the form of action.
(b)No Agent shall be liable for interest on any money received by it.
(c)No provision of this Agreement shall require any Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, unless repayment of such funds or indemnity satisfactory to such Agent shall have been received by such Agent.
(d)No Agent shall (i) be charged with knowledge of any event, default or Event of Default or be required to act based on any other event unless either (A) a senior executive officer of such Agent shall have actual knowledge of such event or (B) written notice of such event shall have been given to such Agent in accordance with the provisions of this Agreement and (ii) have no duty to take any action to determine whether any such event, default or Event of Default has occurred.
(e)In no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, pandemic, quarantine, shelter-in-place orders issued by a Governmental Authority, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, provided such failure or delay in performance could not have been prevented by the taking of commercially reasonable precautions such as the implementation and execution of disaster recovery plans.
(f)No Agent shall have any responsibility or liability for or with respect to (i) the preparation, filing or accuracy of any financing statement or continuation statement, or (ii) the perfection or priority of any interest of such Agent in the Collateral, or the monitoring or maintenance of any such perfection or priority.
(g)Any permissive or discretionary right of any Agent under this Agreement shall not be construed as a duty of such Agent. To the fullest extent permitted by law, no Agent nor any of their respective officers, directors, employees, agents or affiliates shall have any implied duties (including fiduciary duties) or liabilities otherwise existing at law or in equity with respect to its duties hereunder, which implied duties and liabilities are hereby eliminated.
(h)No Agent shall have any obligation to take any action in the performance of its respective duties hereunder that would be in violation of applicable law.
(i)Each Agent is hereby authorized and directed to enter into this Agreement and the other Loan Documents to which it is party.
(j)No Agent shall have any liability for the acts of other parties that are not in accordance with the provisions hereof.
(k)No Agent shall be liable for failing to comply with their obligations under this Agreement solely to the extent that the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person and such instructions and/or other information are not received by the time required.
(l)Each Agent may accept and reasonably rely on all accounting records of any Person without audit, and no Agent shall have any liability for the acts or omissions of any other Person. No Agent shall have any liability for any error, inaccuracy or omission in any information that is provided to them hereunder.
(m)Each Agent may conclusively rely on any document or direction reasonably believed by it to be genuine and to have been signed or delivered by the proper person. No Agent shall be required to investigate any fact or matter stated in any such document or direction; provided that if any such document or direction has a form prescribed hereunder or under any other Loan Document, such Agent shall examine the same to determine whether such document or direction complies with the form.
(n)Except if expressly provided herein that any Agent is required to act or refrain from acting, before such Agent acts or refrains from acting, it may request an officer’s certificate or an opinion of counsel at the cost of the party requesting it to take (or refrain from taking) such action. Each Agent shall not be liable for any action it takes or omits to take in good faith in accordance with such officer’s certificate or opinion of counsel.
(o)Any Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and such Agent shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it hereunder.
(p)No Agent shall be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers; provided that such action or omission does not constitute willful misconduct, gross negligence or fraud.
(q)No Agent shall have any obligation to take any action or to refrain from taking any action hereunder that requires written direction in the absence of such written direction. If any Agent shall at any time receive conflicting instructions and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, such Agent shall be entitled to rely on the instructions of the Requisite Lenders.
(r)Each Agent shall be fully protected in, and shall incur no liability in connection with, acting (or failing to act) pursuant to any direction it receives in accordance herewith; provided that (i) it shall not be required to take any action that, in the opinion of its counsel, is materially contrary to Applicable Law, and (ii) no Agent shall be required to follow directions that, in its reasonable judgment, would result in any material expense, loss or liability that has not been satisfactorily provided for or indemnified against.
(s)Except as expressly provided for herein, no Agent shall be responsible for supervising or monitoring the performance of any other Person.
(t)All action taken by any Agent under any document or agreement related or incidental to the activities contemplated by this Agreement (including any Loan Document) shall be covered by the protective provisions afforded to the Agents set forth herein.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
PRIORITY FINANCE SPV, LLC, as the Borrower

By:     /s/ Timothy O’Leary
Name: Timothy O’Leary
Title: Treasurer
PRIORITY RESIDUAL FINANCE, LLC, as Holdings
By:     /s/ Timothy O’Leary
Name: Timothy O’Leary
Title: Treasurer

Address for Notices:

2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: Chief Executive Officer
Telecopier: 866-804-3457

with a copy to:

2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: General Counsel
Telecopier: 866-804-3457

With a copy to (which will not constitute notice):

Jones Day
250 Vesey Street
New York, New York 10281
Attention: Brett P. Barragate
Telecopier: 212-326-3446

PRIORITY HOLDINGS, LLC,
as the Servicer
By:     /s/ Timothy O’Leary
Name: Timothy O’Leary
Title: Treasurer
Address for Notices:

2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: Chief Executive Officer
Telecopier: 866-804-3457

With a copy to:

2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: General Counsel
Telecopier: 866-804-3457

With a copy to (which will not constitute notice):

Jones Day
250 Vesey Street
New York, New York 10281
Attention: Brett P. Barragate
Telecopier: 212-326-3446

VP CAPITAL, L.P., as the Administrative Agent, the Collateral Agent and Lender

By: VPC GP Ltd., its General Partner

By: Värde Management, L.P., its Authorized Signatory

By: Värde Management, Inc., its General Partner

By:     /s/ William M. Cook
Name: William M. Cook
Title: Managing Director
Address for Notices:

350 N. Fifth Street, Suite 800
Minneapolis, Minnesota 55401
Attention: Legal Department
E-mail: legalnotices@varde.com

With a copy to:

520 Madison Avenue, 34th Floor
New York, New York 10022
Attention: William M. Cook
E-mail: prioritydealteam@varde.com

With a copy to (which will not constitute notice):

Milbank LLP
55 Hudson Yards
New York, New York 10001
Attention: Al Pisa
E-mail: apisa@milbank.com

Appendix I
Commitments

Lender	Commitment	Pro Rata Share
VP Capital, L.P.	$50,000,000.00	100%
Total	$50,000,000.00	100%

Exhibit F

Eligibility Criteria

Each Eligible Receivable shall comply with all of the following criteria:

(i)such Receivable shall be denominated in Dollars;
(ii)(x) the Underlying Instruments governing such Receivable and (y) the scope of selected ISO Residual Purchase Receivables and Loan Receivables, in each case, giving rise to such Receivable shall have terms reasonably satisfactory to the Administrative Agent;
(iii)the Collateral Agent shall have, for the benefit of the Secured Parties, a first-priority perfected security interest in such Receivable pursuant to the Collateral Documents;
(iv)[reserved];
(v)at the time of purchase by the Borrower, (1) the related ISO or ISV in respect of such Receivable shall not have been dissolved or liquidated, (2) an Insolvency Event shall not have occurred with respect to the related ISO or ISV in respect of such Receivable, and (3) such Receivable shall not have been discharged as a result of proceedings under Debtor Relief Laws;
(vi)such Receivable shall be originated in accordance with all applicable laws and regulations in force at the time of such origination, and such Receivable shall be serviced in accordance with all applicable laws and regulations in force at the time of such servicing;
(vii)such Receivable shall be underwritten in accordance with, and shall have complied in all respects with, the terms of the Servicer’s underwriting and collection procedures and policies without any fraud or misrepresentation, and such Receivable shall not include prohibited Merchant industries in accordance with current approval standards of the Administrative Agent provided in writing to the Servicer (with at least 30 days’ notice for any changes to such approval standards unless otherwise agreed by the Borrower);1
(viii)the related ISO or ISV in respect of such Receivable shall be domiciled in the United States, shall not be a natural person and shall not be any foreign government, the United States of America, any department, agency or instrumentality thereof;
(ix)the Borrower shall be the sole legal, beneficial and equitable owner of, and shall have good and marketable title to, such Receivable pursuant to a legal, valid and binding Assignment and may transfer such Receivable without any third party’s consent;
(x)such Receivable shall not have been repurchased by, or returned or put-back to, the Originator from whom the Borrower acquired such Receivable;
(xi)the related ISO or ISV in respect of such Receivable shall not have asserted a counterclaim, defense or dispute and is not owed, and does not claim to be owed, any amounts that may give rise to any right of setoff or recoupment against such Receivable (other than setoff rights disclosed to and approved in writing by the Administrative Agent prior to the “Purchase Date” (as defined in the Sale Agreement) of such Receivable);
(xii)[reserved];
1 As of the Closing Date, the list of prohibited Merchant industries includes the following: adult entertainment, gambling, explosives, weapon manufacturing and marijuana.

(xiii)Priority or any subsidiary thereof (1) administers the cash proceeds remitted to the underlying Merchants (and, as appliable, the related ISO) from the payment processor or (2) is the payment processor for the underlying Merchant (and, as applicable, the related ISO);
(xiv)the Underlying Instrument governing such Receivable is the legal, valid and binding obligation of the related ISO or ISV and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law);
(xv)the terms, covenants and conditions of the applicable Underlying Instrument shall not have been waived, altered, impaired, modified or amended in any material respect, except in accordance with the Servicing Agreement or as otherwise consented to in writing by the Administrative Agent; and
(xvi)the representations and warranties set forth in the Loan Documents with respect to such Receivable are true and correct or have been waived in writing by the Administrative Agent.
Eligible ISO Residual Purchase Receivables

(A)Additionally, each Eligible ISO Residual Purchase Receivable shall comply with all of the following criteria:
(i)the maximum upfront cash purchase price of such ISO Residual Purchase Receivable shall not exceed an upfront cash purchase multiple of 40 times monthly residuals or $20,000,000, without the consent in writing of the Administrative Agent;
(ii)the ISO Residual Purchase Receivables of the related ISO that are sold to the Borrower shall not be greater than 50% of the total ISO Residual Purchase Receivables of the related ISO, without the consent in writing of the Administrative Agent;
(iii)such ISO Residual Purchase Receivable may include (but shall not be required to have) reasonable provisions to provide ongoing collateral support (including but not limited to a fixed collection period, Merchant selection at the end of a fixed collection period, or earnouts and related obligations); and
(iv)at the time of purchase by the Borrower, such ISO Residual Purchase Receivable is not eligible under any contract with the ISO requiring it to be sold back to such ISO.
Eligible Loan Receivables

(A)Additionally, each Eligible Loan Receivable shall comply with all of the following criteria:
(i)the terms of the applicable Underlying Instrument shall require the related ISO or ISV to make periodic monthly payments, which (if made) will fully amortize the amount financed over its term to maturity, and any adjustments to the amortization schedule of such Loan Receivable since origination shall have been made in accordance with the terms of such Underlying Instrument and applicable laws;
(ii)such Loan Receivable shall not be a Delinquent Receivable or a Defaulted Receivable;
(iii)the terms of the applicable Underlying Instrument shall provide for a minimum APR of no less than SOFR plus 6.75% and for a maximum APR of no more than the lesser of 35.90% and the highest percentage allowed by law;
(iv)the terms of the applicable Underlying Instrument shall provide for an original term to maturity of not more than 60 months;

(v)the original principal amount under the applicable Underlying Instrument shall not be more than $15,000,000 without the written consent of the Administrative Agent;
(vi)the related ISO or ISV under such Loan Receivable (1) shall have successfully submitted to an identity and fraud verification (which, for the avoidance of doubt, may be the verification process completed during the Originator’s underwriting and onboarding process) and (2) shall not have any right under the applicable Underlying Instrument to cancel such Loan Receivable (or such cancellation right shall no longer be exercisable), provided that this shall not include any prepayment options as set forth in such Underlying Instrument;
(vii)the related ISO or ISV under such Loan Receivable shall have no less than a 12-month prior processing history with Priority or shall have agreed to move its processing exclusively to Priority as a condition to such Loan Receivable;
(viii)(x) such Loan Receivable shall be secured by a first-priority perfected security interest in all of the assets of the related ISO or ISV, and (y) such Loan Receivable shall not be cross-collateralized or cross-defaulted with any other loan, without the consent in writing of the Administrative Agent; and
(ix)such Loan Receivable may include (but shall not be required to have) reasonable provisions to provide ongoing collateral support (including but not limited to pledging residuals from Merchants onboarded after closing of each transaction or a “make-whole” provision).
(B)

Exhibit G

(C)Concentration Limitations
(D)With respect to all of the Borrowing Base:
(i)No more than 50% of the Borrowing Base may consist of Eligible ISV Loan Receivables.
(ii)The maximum single ISO concentration limit (taking the Eligible ISO Residual Purchase Receivables and the Eligible ISO Loan Receivables together as a percentage of the Borrowing Base) may not exceed the following:

Period	Percentage
From the 6-month anniversary of the Closing Date through, but not including, the 12-month anniversary of the Closing Date	35%
From the 12-month anniversary of the Closing Date through, but not including, the 18-month anniversary of the Closing Date	30%
From the 18-month anniversary of the Closing Date and thereafter	25%
(E)
(F)With respect to the Purchase Receivables Borrowing Base (on a consolidated portfolio basis):
(i)The largest state based on Merchant processing volume distribution of the Eligible ISO Residual Purchase Receivables shall not exceed 25%.
(ii)The largest industry based on Merchant processing volume distribution of the Eligible ISO Residual Purchase Receivables shall not exceed 35%, with such industry designation determined by Merchant Category Codes (MCC).
(iii)The weighted average of the upfront cash purchase multiple of the Eligible ISO Residual Purchase Receivables at the time of acquisition by the Borrower shall not exceed 36 times monthly residuals.
(iv)The weighted average gross yield of the Eligible ISO Residual Purchase Receivables shall not be less than 18.00%, calculated using an extended internal rate of return.
(G)With respect to the Loan Receivables Borrowing Base (on a consolidated portfolio basis):
(i)The minimum weighted average APR of the Eligible Loan Receivables shall not be less than SOFR plus 7.75%.
(ii)With respect to Eligible ISO Loan Receivables, the maximum total leverage ratio of the related ISOs (calculated as the ratio of the aggregate outstanding principal amounts under all Eligible ISO Loan Receivables to the aggregate residual payments received by the related ISOs for the three months most recently ended as of such date) shall not exceed 8.00 to 1.00.
(H)

(I)